UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
Under
The Securities Act of 1933

LUCKY BOY SILVER CORP.
(Exact name of Registrant as specified in its charter)

Nevada	1040	27-3787574
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7230 Indian Creek Ln., Ste 201,
Las Vegas, NV 89149
(702) 839-4029
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Kenneth B. Liebscher
President and Chief Executive Officer
7230 Indian Creek Ln., Ste 201,
Las Vegas, NV 89149
(702) 839-4029
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Dr. Fortunato Villamagna
CFO and Secretary
7230 Indian Creek Ln., Ste 201,
Las Vegas, NV 89149
(702) 839-4029

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.
Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☐ Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)	Amount to be registered	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (US$)	Amount of registration fee

Common Stock, $0.001 par value	7,263,214 (3)	$0.55	$3,994,768	$464

(1) An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, (the “Securities Act”) based upon the closing sales price of the common stock on June 10, 2011, as reported on OTCBB, which was $0.55 per share.

(3) Represents shares of our common stock that were previously acquired by and issued to the Selling Shareholders in private transactions directly with us or with one of our affiliates. All of these shares are offered by the Selling Shareholders.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

PROSPECTUS

LUCKY BOY SILVER CORP.

7,263,214 SHARES OF COMMON STOCK

The information in this prospectus is not complete and may be changed. The Selling Shareholders may not sell these securities until this registration statement is declared effective by the United States Securities and Exchange Commission. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

June 24, 2011

Lucky Boy Silver Corp. , or the “Company”, “us”, “we”, “our”, is registering a total of 7,263,214  shares of our common stock for sale by current shareholders as detailed under ‘Selling Shareholders” further in this Registration Statement (the “Selling Shareholders”).

These shares were acquired by the Selling Shareholders directly from us in private offerings that were exempt from registration requirements of the Securities Act of 1933.  The Selling Shareholders may not offer or sell their shares of our common stock until this registration statement is declared effective.

The Selling Shareholders (which term as used herein includes their pledgees, assignees, or other successors-in-interest) may offer and sell any of the shares of common stock from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the shares.  For additional information on the possible methods of sale that may be used by the Selling Shareholders, you should refer to the section entitled “Plan of Distribution” on page 56 of this prospectus.  We will not receive any proceeds from the sale of the shares of common stock by the Selling Stockholders.

No underwriter or other person has been engaged to facilitate the sale of shares of our common stock in this offering.  The Selling Shareholders may be deemed underwriters of the shares of our common stock that they are offering.  We will bear all costs, expenses and fees in connection with the registration of these shares.  The Selling Stockholders will bear all commissions and discounts, if any, attributable to their respective sales of shares.

Neither the Securities and Exchange Commission nor any state regulatory authority has approved or disapproved of these securities, endorsed the merits of this offering, or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

An investment in our securities is speculative. Investors should be able to afford the loss of their entire investment.  See the section entitled “Risk Factors” beginning on Page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall the selling security holders sell any of these securities in any state where such an offer or solicitation would be unlawful before registration or qualification under such state’s securities laws.

You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with information different from that contained in this prospectus.  The selling shareholders are offering to sell, and seeking offers to buy, their common shares, only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares.

The date of this prospectus is June10, 2011

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

-i-

SUMMARY

This summary highlights key aspects of the information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock that we discuss under the “Risk Factors” section and the financial statements and the notes to those statements. References in this prospectus to “we,” “us,” “our,” “company” and “Luck Boy” refer to Lucky Boy Silver Corp.

Overview

We are a start-up, exploration stage, company engaged in the search for gold, silver and related minerals. Currently our business plan is to proceed with exploration on the Company’s Black Butte and Silver Strike projects to determine if there are commercially exploitable deposits of gold and silver, and if we decide not to proceed, to seek other mineral exploration properties as more fully described under the section entitled “The Business”. Our mineral properties are without known reserves and our proposed program is exploratory in nature. There is no assurance that commercially viable mineral deposits exist on our mineral properties. Further exploration and/or drilling will be required before a final evaluation as to the economic and legal feasibility of our projects is determined.

Risks Associated With Our Business

Our business is subject to numerous risks, as discussed more fully in the section entitled “Risk Factors” immediately following this prospectus summary on page 4.

We have a limited operating history and may be unable to accurately predict our future performance.  We may be unable, for many reasons, including those that are beyond our control, to implement our current business strategy.

Corporate Information

We were incorporated in the State of Wyoming on October 19, 2006, as Sierra Ventures, Inc. and established a fiscal year end of May 31. Our statutory registered agent’s office is located at 701 N. Green Valley Pkwy, Ste 200-238, Henderson, NV 89074 and our business office is located at 7230 Indian Creek Ln., Ste 201, Las Vegas, NV 89149. Our telephone number is (702) 839-4029. On February 5, 2010 we filed an Amendment to Articles with the Wyoming Secretary of State and changed our name from “Sierra Ventures Inc.” to “Lucky Boy Silver Corp.”  We changed the name of our company to better reflect the direction and business of our company.

The Offering

The 7,263,214 shares of our common stock being registered by this prospectus for the Selling Shareholders represent approximately 9.8% of our issued and outstanding common stock as of June 24, 2011, excluding conversion of our outstanding preferred stock and exercise of outstanding warrants.

Securities Offered:	7,263,214 shares of our common stock being offered by the Selling Shareholders.

Price Per Share:	The Selling Shareholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

Maximum and Minimum Number of Securities to be Sold in this Offering:	No minimum. The Selling Shareholders may sell up to 7,263,214 shares of our common stock.

Securities Issued and to be Issued:
As of June 24, 2011 we had 74,153,214 shares of our common stock, 675,000 shares of our preferred stock and one warrant exercisable for 356,154 shares of our common stock issued and outstanding.

Our common stock is quoted on the OTC Bulletin Board under the symbol “LUCB.OB”. Trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a depressive effect on the market price for our common stock.

Proceeds:	We will not receive any proceeds from the sale of our common stock by the Selling Shareholders.

SUMMARY FINANCIAL DATA

The following table sets forth selected financial information, which should be read in conjunction with the information set forth in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and the accompanying financial statements and related notes included elsewhere in this prospectus.

	Three Months Ended February 28, 2011 (unaudited) ($)	Nine Months Ended February 28, 2011 (unaudited) ($)	Year Ended May 31, 2010 ($)	Period from inception on October 19, 2006 to February 28, 2011 (unaudited) ($)
Revenues	-	-	-	-
Expenses	288,500	366,010	264,513	743,706
Net Profit (Loss)	(288,500)	(366,010)	(264,513)	(743,706)
Net Profit (Loss) per share	(0.00)	(0.00)	(0.00)	(0.00)

	As at February 28, 2011 (unaudited) ($)	Year Ended May 31, 2010 ($)	Year Ended May 31, 2009 ($)
Working Capital (Deficiency)	546,442	88,813	2,026
Total Current Assets	549,788	89,893	5,351
Total Current Liabilities	3,346	1,080	3,325

RISK FACTORS

Investing in our common stock involves a high degree of risk.  You should carefully consider the following risk factors, as well as the other information in this prospectus, before deciding whether to invest in shares of our common stock.  If any of the following risks actually occur, our business, financial condition and results of operations would suffer.  In that case, the trading price of our common stock would likely decline and you might lose all or part of your investment in our common stock.  The risks described below are not the only ones we face.  Additional risks that we currently do not know about or that we currently believe to be immaterial may also impair our operations and business results.

Risks Associated With Our Business

We are an exploration stage company, lack a business history and have losses that we expect to continue into the future. If the losses continue we will have to suspend operations or cease functioning.

We were incorporated in the State of Wyoming on October 19, 2006, and have only started our proposed business but have not realized any revenues. We have no business history upon which an evaluation of our future success or failure can be made. As of February 28, 2011 our net loss since inception was $743,706. Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

●	our ability to find a profitable exploration property;

●	our ability to generate revenues; and

●	our ability to reduce exploration costs.

Because of the speculative nature of exploration of mineral properties, we may never discover a commercially exploitable quantity of minerals, our business may fail and investors may lose their entire investment.

We are in the very early exploration stage and cannot guarantee that our exploration work will be successful or that any minerals will be found or that any production of minerals will be realized. The search for valuable minerals as a business is extremely risky.  We can provide investors with no assurance that exploration on our properties will establish that commercially exploitable reserves of minerals exist on our property.  Additional potential problems that may prevent us from discovering any reserves of minerals on our property include, but are not limited to, unanticipated problems relating to exploration and additional costs and expenses that may exceed current estimates. If we are unable to establish the presence of commercially exploitable reserves of minerals on our property our ability to fund future exploration activities will be impeded, we will not be able to operate profitably and investors may lose all of their investment in our company.

Because of the unique difficulties and uncertainties inherent in mineral exploration ventures, we face a high risk of business failure.

Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises.  The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake.  These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates.  The expenditures to be made by us in the exploration of the mineral claim may not result in the discovery of mineral deposits.  Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts.  If the results of our exploration do not reveal viable commercial mineralization, we may decide to abandon our claims.  If this happens, our business will likely fail.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for valuable minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. At the present time we have no coverage to insure against these hazards. The payment of such liabilities may have a material adverse effect on our financial position.

We have no known mineral reserves and we may not find any gold or silver if we find gold or silver it may not be in economic quantities. If we fail to find any gold or silver or if we are unable to find gold or silver in economic quantities, we will have to suspend operations.

We have no known mineral reserves. Even if we find gold or silver, it may not be of sufficient quantity so as to warrant recovery. Additionally, even if we find gold or silver in sufficient quantity to warrant recovery it ultimately may not be recoverable. Finally, even if any gold or silver is recoverable, we do not know that this can be done at a profit. Failure to locate gold or silver in economically recoverable quantities will cause us to suspend operations.

The potential profitability of mineral ventures depends in part upon factors beyond the control of our company and even if we discover and exploit mineral deposits, we may never become commercially viable and we may be forced to cease operations.

The commercial feasibility of mineral properties is dependent upon many factors beyond our control, including the existence and size of mineral deposits in the properties we explore, the proximity and capacity of processing equipment, market fluctuations of prices, taxes, royalties, land tenure, allowable production and environmental regulation.  These factors cannot be accurately predicted and any one or a combination of these factors may result in our company not receiving an adequate return on invested capital.  These factors may have material and negative effects on our financial performance and our ability to continue operations.

We may be adversely affected by fluctuations in ore and precious metal prices.

The value and price of our shares of common stock, our financial results, and our exploration, development and mining activities, if any, may be significantly adversely affected by declines in the price of precious metals and ore.  Mineral prices fluctuate widely and are affected by numerous factors beyond our control such as interest rates, exchange rates, inflation or deflation, fluctuation in the value of the United States dollar and foreign currencies, global and regional supply and demand, and the political and economic conditions of mineral producing countries throughout the world.

The prices used in making resource estimates for mineral projects are disclosed, and generally use significantly lower metal prices than daily metals prices quoted in the news media. The percentage change in the price of a metal cannot be directly related to the estimated resource quantities, which are affected by a number of additional factors. For example, a 10% change in price may have little impact on the estimated resource quantities, or it may result in a significant change in the amount of resources.

Transportation difficulties and weather interruptions may affect and delay our proposed mining operations and impact our proposed business.

Our mineral properties are accessible by road. The climate in the area is hot and dry in the summer but cold and subject to snow in the winter, which could at times hamper accessibility depending on the winter season precipitation levels. As a result, our exploration plans could be delayed for several months each year.

Supplies needed for exploration may not always be available.

Competition and unforeseen limited sources of supplies needed for our proposed exploration work could result in occasional spot shortages of supplies of certain products, equipment or materials. There is no guarantee we will be able to obtain certain products, equipment and/or materials as and when needed, without interruption, or on favorable terms. Such delays could affect our proposed business plans.

Management will devote only a limited amount of time to Lucky Boy’s business. Failure of our management to devote a sufficient amount of time to our business plans may adversely affect the success of our business.

Mr. Kenneth B. Liebscher will be devoting approximately 20 hours per week to Lucky Boy’s business. Failure of our management to devote a sufficient amount of time to our business plans may adversely affect the success of our business.

Management lacks formal training in mineral exploration.

Our officers and directors have no professional accreditation or formal training in the business of exploration. With no direct training or experience in these areas our management may not be fully aware of many of the specific requirements related to working within this industry. Decisions so made without this knowledge may not take into account standard engineering management approaches that experienced exploration corporations commonly make. Consequently, our business, earnings and ultimate financial success could suffer irreparable harm as a result of management’s lack of experience in the industry. Thus, we will retain such technical experts as are required to provide professional and technical guidance.

We require substantial funds merely to determine if mineral reserves exist on our mineral properties.

Any potential development and production of our exploration properties depends upon the results of exploration programs and/or feasibility studies and the recommendations of duly qualified engineers and geologists. Such programs require substantial additional funds. Any decision to further expand our plans on these exploration properties will involve the consideration and evaluation of several significant factors including, but not limited to:

●	Costs of bringing the property into production including exploration work, preparation of production feasibility studies and construction of production facilities;

●	Availability and costs of financing;

●	Ongoing costs of production;

●	Market prices for the products to be produced;

●	Environmental compliance regulations and restraints; and

●	Political climate and/or governmental regulation and control.

Risks Associated With Our Common Stock

We do not intend to pay dividends on any investment in the shares of stock of our company.

We have never paid any cash dividends and currently do not intend to pay any dividends for the foreseeable future.  To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may prohibit the payment of a dividend.  Because we do not intend to declare dividends, any gain on an investment in our company will need to come through an increase in the stock’s price.  This may never happen and investors may lose all of their investment in our company.

Because we can issue additional shares of common stock, purchasers of our common stock may incur immediate dilution and may experience further dilution.

We are authorized to issue up to 499,000,000 shares of common stock, of which 74,153,214 shares are issued and outstanding as of June 24, 2011 and 1,000,000 shares of preferred stock, of which 675,000 shares are issued and outstanding as of June 24, 2011. Our board of directors has the authority to cause us to issue additional shares of common stock, and to determine the rights, preferences and privileges of such shares, without consent of any of our stockholders. Consequently, the stockholders may experience more dilution in their ownership of our stock in the future.

A decline in the price of our common stock could affect our ability to raise further working capital, it may adversely impact our ability to continue operations and we may go out of business.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital.  Because we may attempt to acquire a significant portion of the funds we need in order to conduct our planned operations through the sale of equity securities, a decline in the price of our common stock could be detrimental to our liquidity and our operations because the decline may cause investors to not choose to invest in our stock.  If we are unable to raise the funds we require for all our planned operations, we may be forced to reallocate funds from other planned uses and may suffer a significant negative effect on our business plan and operations, including our ability to develop new products and continue our current operations.  As a result, our business may suffer, and not be successful and we may go out of business.  We also might not be able to meet our financial obligations if we cannot raise enough funds through the sale of our common stock and we may be forced to go out of business.

Our stock is a penny stock.  Trading of our stock may be restricted by the Securities and Exchange Commission’s penny stock regulations which may limit a stockholder’s ability to buy and sell our stock.

Our stock is a penny stock.  The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions.  Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”.  The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account.  The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.  In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules.  Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.  We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules promulgated by the Securities and Exchange Commission, the Financial Industry Regulatory Authority (FINRA) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information.  Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers.  The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

Risks Related To Our Financial Results and Need For Additional Financing

Our auditors’ reports contain a statement that our net loss and limited working capital raise substantial doubt about our ability to continue as a going concern.

Our independent registered public accountants have stated in their report, included in this annual report that our significant operating losses and working capital deficiency raise substantial doubt about our ability to continue as a going concern. We had net losses of $264,513 and $51,056, respectively, for the fiscal years ended May 31, 2010 and 2009. We will be required to raise substantial capital to fund our capital expenditures, working capital and other cash requirements since our current cash assets are exhausted. We are currently searching for sources of additional funding, including potential joint venture partners, while we continue the initial exploration phase on our mining claims. The successful outcome of future financing activities cannot be determined at this time and there are no assurances that, if achieved, we will have sufficient funds to execute our intended business plan or generate positive operational results.

We will need additional capital to achieve our current business strategy and our inability to obtain additional financing will inhibit our ability to expand or even maintain our research, exploration and development efforts.

In addition to our current accumulated deficit, we expect to incur additional losses in the foreseeable future. Until we are able to determine if there are mineral deposits available for extraction on our properties, we are unlikely to be profitable. Consequently, we will require substantial additional capital to continue our exploration and development activities. There is no assurance that we will not incur additional and unplanned expenses during our continuing exploration and development activities. When additional funding is required, we intend to raise funds either through private placements or public offerings of our equity securities. There is no assurance that we will be able to obtain additional financing through private placements and/or public offerings necessary to support our working capital requirements. To the extent that funds generated from any private placements and/or public offerings are insufficient, we will have to raise additional working capital through other sources, such as bank loans and/or financings. No assurance can be given that additional financing will be available, or if available, will be on acceptable terms.

If we are unable to secure adequate sources of funds, we may be forced to delay or postpone the exploration, development and research of our properties, and as a result, we might be required to diminish or suspend our business plans. These delays in development would have an adverse effect on our ability to generate revenues and could require us to possibly cease operations. In addition, such inability to obtain financing on reasonable terms could have a negative effect on our business, operating results or financial condition to such extent that we are forced to restructure, file for bankruptcy protection, sell assets or cease operations, any of which could put your investment dollars at significant risk.

We are incurring increased costs as a result of being a publicly-traded company.

As a public company, we incur significant legal, accounting and other expenses that we would not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as new rules subsequently implemented by the Securities and Exchange Commission, have required changes in corporate governance practices of public companies. These new rules and regulations have increased our legal and financial compliance costs and have made some activities more time-consuming and costly. For example, as a result of becoming a public company, we have adopted policies regarding internal controls and disclosure controls and procedures. In addition, we have incurred additional costs associated with our public company reporting requirements. These new rules and regulations have made it more difficult and more expensive for us to obtain director and officer liability insurance, which we currently cannot afford to do. As a result of the new rules, it may become more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We cannot predict or estimate the amount of additional costs we may incur as a result of being a public company or the timing of such costs and/or whether we will be able to raise the funds necessary to meet the cash requirements for these costs.

Because we may never earn revenues from our operations, our business may fail and then investors may lose all of their investment in our company.

We have no history of revenues from operations. We have never had significant operations and have no significant assets.  We have yet to generate positive earnings and there can be no assurance that we will ever operate profitably.  Our company has a limited operating history and is in the exploration stage.  The success of our company is significantly dependent on the uncertain events of the discovery and exploitation of mineral reserves on our properties or selling the rights to exploit those mineral reserves.  If our business plan is not successful and we are not able to operate profitably, then our stock may become worthless and investors may lose all of their investment in our company.

Prior to completion of the exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues.  We therefore expect to incur significant losses into the foreseeable future.  We recognize that if we are unable to generate significant revenues from the exploration of our mineral claims in the future, we will not be able to earn profits or continue operations.  There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide no assurance that we will generate any revenues or ever achieve profitability.  If we are unsuccessful in addressing these risks, our business will fail and investors may lose all of their investment in our company.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, principally in the sections entitled “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” All statements other than statements of historical fact contained in this prospectus, including statements regarding future events, our future financial performance, business strategy and plans and objectives of management for future operations, are forward-looking statements.  We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “contemplate,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “project,” “should,” “will” or “would” or the negative of these terms or other comparable terminology.  Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus, which may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.  Moreover, we operate in a very competitive and rapidly changing environment.  New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this prospectus.  Before you invest in our common stock, you should be aware that the occurrence of the events described in the section entitled “Risk Factors” and elsewhere in this prospectus could negatively affect our business, operating results, financial condition and stock price.  Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this prospectus to conform our statements to actual results or changed expectations.

USE OF PROCEEDS

We will not receive any proceeds from the resale of shares of our common stock by the Selling Stockholders covered by this prospectus; however, we will receive proceeds from cash payments made in connection with the exercise of warrants held by Selling Stockholders that are covered by this prospectus. We expect to use the proceeds received from the exercise of the warrants, if any, for working capital and general corporate purposes.

DETERMINATION OF OFFERING PRICE

The Selling Shareholders will sell their shares at prevailing market prices or privately negotiated prices. The number of securities that may be actually sold will be determined by the Selling Shareholders. The Selling Shareholders are under no obligation to sell all or any portion of the securities offered, nor are the Selling Shareholders obligated to sell such shares immediately under this prospectus.  Generally, a security holder may sell securities at any price depending on privately negotiated factors such as a shareholders’ own cash requirements, or objective criteria of value such as the market value of our assets.

The offering price should not be considered to bear any relationship to our assets, book value or net worth and should not be considered to be an indication of our value.

DILUTION

All of the 7,263,214 shares of our common stock to be sold by the Selling Shareholders are currently issued and outstanding, and will therefore not cause dilution to any of our existing stockholders.

SELLING SHAREHOLDERS

The Selling Shareholders are offering for sale 7,263,214 shares of our issued and outstanding common stock, which they obtained as part of a private placement

All of these securities were initially issued in reliance upon an exemption from registration pursuant to Regulation S under the Securities Act of 1933 (the “Securities Act”).  Our reliance upon Rule 903 of Regulation S was based on the fact that the sales of the securities were completed in an “offshore transaction”, as defined in Rule 902(h) of Regulation S.  We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the securities. Each investor was not a U.S. person, as defined in Regulation S, and was not acquiring the securities for the account or benefit of a U.S. person.

The Selling Shareholders have the option to sell their shares at prevailing market prices or privately negotiated prices.

The following table provides information as of June 24, 2011 regarding the beneficial ownership of our common stock by each of the Selling Shareholders, including:

●	the number of shares owned by the Selling Shareholder prior to this offering;

●	the number of shares being offered by the Selling Shareholder;

●	the number of shares that will be owned by the Selling Shareholder upon completion of the offering, assuming that all the shares being offered are sold;

●	the percentage of shares owned by the Selling Shareholder; and

●	the identity of the beneficial holder of any entity that owns the shares being offered.

Name and Address	Shares Owned Prior to Offering(1)	Percent (1)(2)	Maximum Number of Share Being Offered	Beneficial Ownership After Offering(3)	Percentage Owned After Completion of Offering(3)
Catherine Bouch 66 Victoria Rd., Grappenhall, Warrington Cheshire England W4A 2EN	2,353	<1%	2,253	0	0%
Howard H. Bouch Grove House, 13 Low Seaton, Workington Cumbria, England CA14 1PR	2,353	<1%	2,353	0	0%
Judith E. Bouch 18 Wrekin Dr., Tettanhall Wolverhampton, England WV6 8UJ	2,353	<1%	2,353	0	0%

James Bouch 18 Wrekin Dr., Tettenhall, Wolverhampton, England WV6 8UJ	2,353	<1%	2,353	0	0%
Michael P. Bouch 18 Wrekin Dr., Tettenhall, Wolverhampton, England WV6 8UJ	2,353	<1%	2,353	0	0%
Jennie B Bouch Grove House 13 Low Seaton, Workington Cumbria, England, CA14 1PR	2,353	<1%	2,353	0	0%
Nicholas Bouch 6 Victoria Rd., Grappenhall, Warrington Cheshire, England WA4 2AN	2,353	<1%	2,353	0	0%
Patrick H. Bouch 6 Victoria Rd., Grappenhall, Warrington Cheshire, England WA4 2AN	2,353	<1%	2,353	0	0%
Rebecca C. Bouch Grove House 13 Low Seaton, Workington Cumbria, England, CA14 1PR	2,353	<1%	2,353	0	0%
Tsuen Wan Cardinal Capital Holdings Limited 1202 Cheung Fung Industrial Building 23 Tak Tin Par St. Hong Kong	356,154	<1%	356,154	0	0%
Marrianne Zafaroni Cat Brokerage A.G. Gutenbergstrasse 10 Zurich, Switzerland 8002	875,000	<1%	875,000	0	0%
Adam G. Hewitt 4 Chapel Close West Bradford, Clitheroe Lancashire, England BB7 4TH	2,353	<1%	2,353	0	0%
Helen J. Hewitt 4 Chapel Close West Bradford, Clitheroe Lancashire, England BB7 4TH	2,353	<1%	2,353	0	0%
Peter Hewitt 4 Chapel Close West Bradford, Clitheroe Lancashire, England BB7 4TH	2,353	<1%	2,353	0	0%
Thomas J. Hewitt 4 Chapel Close West Bradford, Clitheroe Lancashire, England BB7 4TH	2,353	<1%	2,353	0	0%
Lydia Heyworth 2 Maple House Normansfield Ave. Teddington Middlesex, England TW11 9PX	2,353	<1%	2,353	0	0%

Jake Bottay International IR Inc. 701 N. Green Valley Pkwy, Ste 200-238 Henderson, NV 89074	360,000	<1%	360,000	0	0%
Peter Zajac Magenta Capital LLC Second Floor Houbour Harbour Front Bldg (Corporation) President John Kennedy St. Port Louis Republic of Mauritius	5,625,000	4%	5,625,000	0	0%
Andrew Mawson 2 Maple House Normansfield Ave. Teddington Middlesex, England TW11 9PX	2,353	<1%	2,353	0	0%
Paul Mawson 2 Maple House Normansfield Ave. Teddington Middlesex, England TW11 9PX	2,353	<1%	2,353	0	0%
Phyllis Poole 69 Whitestiles, Seaton Cumbria, England	2,353	<1%	2,353	0	0%
Fiona Woodhead 138 Savile Park Rd., Halifax, England Hx1 2EX	2,353	<1%	2,353	0	0%
Gareth Woodhead 138 Savile Park Rd., Halifax, England Hx1 2EX	2,353	<1%	2,353	0	0%
Maxwell Woodhead 138 Savile Park Rd., Halifax, England Hx1 2EX	2,353	<1%	2,353	0	0%

(1)
The number and percentage of shares beneficially owned is determined to the best of our knowledge in accordance with the Rules of the SEC and. the information is not necessarily indicative of beneficial ownership for any other purpose.  Under such rules, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting or investment power and also any shares which the selling security holder has the right to acquire within 60 days of the date of this prospectus.

(2)
Percentages based on 142,009,368 shares of common stock outstanding as of June 24, 2011, assuming the conversion of all outstanding preferred stock into 67,500,000 shares of common stock and the full exercise of the Company’s only outstanding warrant for 356,154 shares of common stock.

(3)	Assumes the sale of all shares by each Selling Shareholder. The Selling Shareholders are under no obligation to sell their shares.

Except as otherwise noted in the above list, the named party beneficially owns and has sole voting and investment power over all the shares or rights to the shares.  The numbers in this table assume that none of the Selling Shareholders will sell shares not being offered in this prospectus or will purchase additional shares, and assumes that all the shares being registered will be sold.

Other than as described above, none of the Selling Shareholders or their beneficial owners has had a material relationship with us other than as a security holder at any time within the past three years, or has ever been one of our officers or directors or an officer or director of our predecessors or affiliates.

None of the Selling Shareholders are broker-dealers or affiliates of a broker-dealer.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with our consolidated financial statements and the related notes to those financial statements included elsewhere in this prospectus.  In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions.  Our actual results and the timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under “Risk Factors” and elsewhere in this prospectus.

Overview

Our financial statements are stated in United States Dollars (USD or US$) and are prepared in accordance with United States Generally Accepted Accounting Principles. All references to “common shares” refer to the common shares in our capital stock.

We are an exploration stage company. There is no assurance that commercially viable mineral deposits exist on the mineral property that we have under option. Further exploration will be required before a final evaluation as to the economic and legal feasibility of the claim is determined.

Our business plan is to proceed with exploration of the Black Butte and Lucky Boy projects to determine if there are commercially exploitable deposits of gold and silver, and if we decide not to proceed, to seek other mineral exploration properties.

Cash Requirements

On October 29, 2010 we announced that the Company had entered into an equity financing agreement for up to $2,500,000 from Cardinal Capital Holdings, Limited, one of the Selling Shareholders (see page 12 of this prospectus). Under the terms of the agreement, the Company may from time to time request a purchase of up to $250,000 per request. On October 28, 2010 we received our first fund draw of $225,000 and issued 346,154 restricted shares and a warrant that may be exercised for up to an additional 346,154 common shares The warrants are exercisable for two years from issuance and have an exercise price of $0.85 per share for one year from issuance which increased to $1.05 in the second year. We intend to use the proceeds of such sales for operating expenses, acquisitions, working capital and general corporate activities. Under the terms of the agreement, we may draw up to a total of $1,500,000 through October 19th, 2011. The investment group, at its discretion, may invest an additional $1,000,000 at $.65 when the total first round has been completed. All of the securities to be issued under the agreement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent a registration or an applicable exemption  from the registration requirements.

Based on our current plan of operations, we have sufficient funds for the next 6 months, after which time we will require additional funds to continue our exploration operations.

Presently, our revenues are not sufficient to meet operating and capital expenses. We have incurred operating losses since inception, and this is likely to continue through fiscal 2010-2011. Management projects that we will require up to $1,230,000 to fund ongoing operating expenses and working capital requirements for the next 12 months, broken down as follows:

General and administrative expenses	$50,000
Future property acquisitions	130,000
Working capital	50,000
Development of properties	1,000,000
$1,230,000

Management’s Discussion and Analysis of Financial Condition and Results of Operations for the period ended February 28, 2011.

Results of Operations

Our comparative periods for the period ended February 28, 2011 and 2010 are presented in the following discussion.
Since inception, we have used our common stock to raise money for our optioned acquisitions and for corporate expenses. Net cash provided by financing activities (less offering costs) from inception on October 19, 2006, to February 28, 2011, was $610,000 with $600,000 as proceeds received from sales of our common stock and $10,000 of contributed capital.

Revenues

We did not generate any revenues from operations for the quarter ended February 28, 2011, or for the similar quarter in 2010. To date, we have not generated any revenues from our exploration business.

Expenses

The table below shows our operating results for the three and nine month periods ended February 28, 2011 and 2010.

	Three Months Ended February 28, 2011	Three Months Ended February 28, 2010	Nine Months Ended February 28, 2011	Nine Months Ended February 28, 2010
Professional fees	279,986	147,162	325,117	149,765
Advertising and promotion	-	-	-	-
Office and rent expense	-	-	-	-
Travel, entertainment & public relations	-	-	-	-
Exploration of resource property	5,203	-	23,415
General and administrative	3,311	7,484	17,478	14,509
Total operating expenses	288,500	154,646	366,010	164,274

Costs have and will vary from quarter to quarter based on the level of corporate activity, exploration operations and capital raising. Costs in the most recently completed quarter increased relative to the similar period last year as we have recently resumed activity whereas we were relatively inactive while awaiting the results of the first phase of exploration on our optioned mineral property.

We continue to carefully control our expenses and overall costs as we move our business development plan forward. We do not have any employees and engages personnel through outside consulting contracts or agreements or other such arrangements, including for legal, accounting and technical consultants.

Plan of Operation and Anticipated Cash Requirements

On October 29, 2010 we announced that the Company had entered into an equity financing agreement for up to $2,500,000 from Cardinal Capital Holdings, Limited. Under the terms of the agreement, the Company may from time to time request a purchase of up to $250,000 per request. On October 28, 2010 we received our first draw of $225,000. Under the terms of the agreement, we may draw up to a total of $1,500,000 through October 19th, 2011. The investment group, at its discretion, may invest an additional $1,000,000 at $.65 when the total first round has been completed.

Based on our current plan of operations, we have sufficient funds for the next 6 months, after which time we will require additional funds to continue our exploration operations.
Presently, our revenues are not sufficient to meet operating and capital expenses. We have incurred operating losses since inception, and this is likely to continue through fiscal 2010-2011. Management projects that we will require up to $1,230,000 to fund ongoing operating expenses and working capital requirements for the next 12 months, broken down as follows:

General and administrative expenses	$50,000
Future property acquisitions	130,000
Working capital	50,000
Development of properties	1,000,000
$1,230,000

 Going Concern

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on the annual financial statements for the year ended May 31, 2010, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our financial statements contain additional notes describing the circumstances that lead to this disclosure by our independent auditors. Our issuance of additional equity securities could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

There are no assurances that we will be able to obtain further funds required for continued operations. We are pursuing various financing alternatives to meet immediate and long-term financial requirements. There can be no assurance that additional financing will be available to us when needed or, if available, that it could be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will not be able to meet our obligations as they come due.

Liquidity and Capital Resources

As of February 28, 2011, we have yet to generate any revenues.

Since inception, we have used our common stock and loans or advances from our officers and directors to raise money for our optioned acquisition and for corporate expenses.

Working Capital

As of February 28, 2010, we had $546,442 in unallocated working capital.

	February, 28	May 31
	2011	2010
Current Assets	$549,788	89,393
Current Liabilities	3,346	1,080
Working Capital	$546,442	88,313

We have incurred recurring losses from inception. Our ability to meet our financial obligations and commitments is primarily dependent upon continued financial support of our shareholders, directors and the continued issuance of equity to new and existing shareholders.

Cash Flows

	Nine Months	Nine Months
	Ended	Ended
	February 28,	February 28,
	2011	2010
Net cash used in operating activities	$(136,233)	(49,199)
Net cash provided by investing activities	(2,428)	(55,000)
Net cash provided by financing activities	265,000	180,000
Net increase (decrease) in cash	$126,339	75,801

Net cash provided in operating activities

Net cash used in operating activities from inception on October 19, 2006, to February 28, 2011 was $336,340. This negative cash flow from operations is due to the fact that the Company has not generated revenue to date.

Net cash provided by investing activities

Net cash used in investing activities from inception on October 19, 2006, to February 28, 2011, was $57,428 as a result of the purchase of additional mining claims.

Net cash provided by financing activities

Net cash provided by financing activities from inception on October 19, 2006, to February 28, 2011, was $610,000 as a result of gross proceeds received from sales of our common stock and capital contribution from Company officers.

Inflation / Currency Fluctuations

Inflation has not been a factor during the recent quarter ended February 28, 2011. Although inflation is moderately higher than it was during 2010 the actual rate of inflation is not material and is not considered a factor in our contemplated capital expenditure program.

Subsequent Events

On March 22, 2011, the corporation converted from a Wyoming corporation to a Nevada corporation pursuant to Wyoming Statutes Title 17, ch. 16, Sect.(s) 820, 821 and 1114 and Nevada Revised Statutes 92A.205. This conversion did not alter the number of authorized shares, or the number of issued and outstanding shares, of the corporation.  The voting and other rights of the common and preferred shares of the company’s capital stock remain substantially similar under Nevada law. The powers of the company’s officers, directors and shareholders also remain substantially the same. Our authorized capital stock continues to consist of 499,000,000 shares of common stock, par value $0.001 per share and 1,000,000 shares of preferred stock, par value $0.001per share.

In accordance with ASC 855 Company management reviewed all material events through the date of this report and there are no other material subsequent events to report.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Management’s Discussion and Analysis of Financial Condition and Results of Operations for the years ended May 31, 2010 and 2009.

You should read the following discussion of our financial condition and results of operations together with the consolidated audited financial statements and the notes to consolidated audited financial statements included elsewhere in this filing prepared in accordance with accounting principles generally accepted in the United States.  This discussion contains forward-looking statements that reflect our plans, estimates and beliefs.  Our actual results could differ materially from those anticipated in these forward-looking statements.

Results of Operations

Our comparative periods for the period ended May 31, 2010 and 2009 are presented in the following discussion.

	Year ended	Year ended
	May 31, 2010	May 31, 2009
Revenue	$-	$-
Operating Expenses	$264,513	$51,056
Net Profit (Loss)	$(264,513)	$(51,056)

Revenues

To date, we have not generated any revenues from our exploration business.

Expenses

Our operating expenses for the years ended May 31, 2010 and 2009 are outlined in the table below:

	Year Ended	Year Ended
	May 31, 2010	May 31, 2009
Professional fees	$174,651	$18,235
Exploration of resource property	$5,000	$-
Impairment of mining claims	$57,000	$-
General and Administration expenses	$27,362	$32,821
Total Operating Expenses	$264,513	$51,056

Operating expenses for the year ended May 31, 2010, increased by 213,457 as compared to 2009, primarily as a result of the execution of our business plan.

During the year ended May 31, 2010, Lucky Boy incurred operating expenses of $264,513 as compared to $51,056 for 2009 and a total of $377,696 for the period from inception on October 19, 2006, to May 31, 2010. The costs incurred can be further subdivided into the following categories.

PROFESSIONAL FEES: Lucky Boy incurred $174,651 in professional fees for the fiscal year ended on May 31, 2010, as compared to $18,235 for the previous fiscal year. Increased costs were incurred in the past year as the result of the completion of the filing of an S-1 rescission offering registration statement and the attendant legal, accounting and filing expenses. From inception to October 19, 2006, we have incurred $201,186 in professional fees mainly spent on legal and accounting matters. This expense category will vary annually depending on corporate capital raising activities.

EXPLORATION OF RESOURCE PROPERTIES COSTS: We incurred $5,000 in mineral interest acquisition and exploration costs for the year ended May 31, 2010 compared to $-0- for the year ended May 31, 2009. For the period October 19, 2006 (inception) through May 31, 2010, $35,000 was recorded for exploration work on our optioned projects. This category will vary from year to year dependent on the exploration activities of the Company.

IMPAIRMENT OF MINING CLAIMS:  During May of 2010 the Company had a preliminary geology study performed to assess the potential reserves of its newly acquired claims.  Based on this report and managements future expectations of additional capital expenditures and future cash flows of the claims, management determined that the carrying value of the claims be impaired to a net book value of $57,500.  This resulted in the Company recognizing a $57,500 impairment charge recorded in operating expenses for the year ended May 31, 2010.  No impairments were recorded in 2009 or any prior periods.

GENERAL AND ADMINISTRATIVE EXPENSES:  Lucky Boy incurred $27,362 in general and administrative expenses during the fiscal year ended May 31, 2010 as compared to $32,821 in 2009.  Since inception through May 31, 2010 the Company has incurred a total of $84,010.  The Company spent less on office and travel expenses during 2010 which contributed to the decrease in expenses.

RESEARCH AND DEVELOPMENT: Lucky Boy has not incurred any expenses for research and development since inception on October 19, 2006.

COMPENSATION: No compensation costs were incurred for the fiscal year ended on May 31, 2010, and none were incurred in the previous fiscal year which ended on May 31, 2009. From inception to May 31, 2009, there have been no charges to the compensation account.

INCOME TAX PROVISION: As a result of operating losses, there has been no provision for the payment of income taxes to date in 2008 – 2009 or from the date of inception.

At the end of the fiscal year under review, May 31, 2010, we had 140,465,000 common shares issued and outstanding.

Liquidity and Financial Condition

Working Capital

	May 31, 2010	May 31, 2009
Current Assets	$89,893	$5,351
Current Liabilities	$(1,080)	$(3,325)
Working Capital	$88,813	$2,026

As at May 31, 2010, we had a working capital surplus of $88,813. We plan to raise the additional capital required to meet the balance of our estimated funding requirements for the next twelve months primarily through the sale of equity based securities or loans from related parties. We do not anticipate that we will be able to satisfy any of these funding requirements internally until we significantly generate revenues.

Cash Flows

	Year Ended	Year Ended
	May 31, 2010	May 31, 2009
Net Cash Used in Operating Activities	$(90,458)	$(61,765)
Net Cash Provided by (Used in) Investing Activities	$(55,000)	$-
Net Cash Provided by Financing Activities	$230,000	$-
Effect of Exchange Rate Changes	$-	$-
Increase in Cash During the Period	$84,542	$(61,765)

Since inception we have used common stock to raise money for our optioned mineral acquisition and corporate expenses. Net cash provided by financing activities in the most recent fiscal year ended May 31, 2010 was $230,000.    In the fiscal year ended May 31, 2009, we had net cash of nil from financing activities.  Net cash provided by financing activities from inception on October 19, 2006 was $230,000.

Presently, our revenues are not sufficient to meet operating and capital expenses. We have incurred operating losses since inception, and this is likely to continue through fiscal 2010 - 2011. Management projects that we may require $1,230,000 to fund our ongoing operating expenses and working capital requirements for the next twelve months, broken down as follows:

General and administrative expenses	$50,000
Operating expenses	-
Future property acquisitions	130,000
Working capital	50,000
Development of properties	1,000,000
$1,230,000

Going Concern

We are in the exploration stage, have not yet achieved profitable operations and are dependent on our ability to raise capital from stockholders or other sources to meet obligations arising from normal business operations when they become due. Therefore, in their report on our audited financial statements for the year ended May 31, 2010, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosure describing the circumstances that lead to this disclosure.

Future Financings

We will require additional financing in order to enable us to proceed with our plan of operations. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will not be able to meet our other obligations as they become due. We anticipate continuing to rely on equity sales of our common stock in order to fund our business operations. Issuances of additional shares will result in dilution to existing stockholders. There is no assurance that we will achieve any additional sales of equity securities or arrange for debt or other financing to fund our planned business activities.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
AND FINANCIAL DISCLOSURE

On April 15, 2010 our Board of Directors approved of the disengagement of Gruber & Company LLP and the engagement of Sadler Gibb & Associates LLC, PO Box 411, Farmington UT, 84025, as its independent auditor. None of the reports of Gruber & Company LLP on the Company’s financial statements for either of the two most recent fiscal years, contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles, except that the Registrant’s audited financial statements contained in its Form 10-K for the fiscal year ended May 31, 2009, a going concern qualification in the registrant’s audited financial statements. There were no disagreements related to accounting principles or practices, financial statement disclosure, internal controls or auditing scope or procedure during the two fiscal years and interim periods, including the interim period up through the date the relationship ended.

BUSINESS

Overview

We were incorporated in the State of Wyoming on October 19, 2006, as Sierra Ventures, Inc. and established a fiscal year end of May 31. On February 5, 2010 we filed an Amendment to Articles with the Wyoming Secretary of State and changed our name from “Sierra Ventures Inc.” to “Lucky Boy Silver Corp.”  We changed the name of our company to better reflect the direction and business of our company. On March 22, 2011, the corporation converted from a Wyoming corporation to a Nevada corporation pursuant to Wyoming Statutes Title 17, ch. 16, Sect.(s) 820, 821 and 1114 and Nevada Revised Statutes 92A.205. This conversion did not alter the number of authorized shares, or the number of issued and outstanding shares, of the corporation.  The voting and other rights of the common and preferred shares of the company’s capital stock remain substantially similar under Nevada law. The powers of the company’s officers, directors and shareholders also remain substantially the same. Our authorized capital stock continues to consist of 499,000,000 shares of common stock, par value $0.001 per share and 1,000,000 shares of preferred stock, par value $0.001per share. Our statutory registered agent’s office is located at 701 N. Green Valley Pkwy, Ste 200-238, Henderson, NV 89074. Our telephone number is (702) 839-4029.

We are a start-up, exploration stage, company engaged in the search for gold, silver and related minerals. Our mineral properties are without known reserves and our proposed program is exploratory in nature. There is no assurance that commercially viable mineral deposits exist on our mineral properties. Further exploration and/or drilling will be required before a final evaluation as to the economic and legal feasibility of our projects is determined.

On March 22, 2007, as amended on May 15, 2009, we optioned a 25 percent interest in a gold exploration property referred to as the Zhangjiafan Mining Property located in Jiangxi Province, People’s Republic of China, by entering into an Option to Purchase and Royalty Agreement with Jiujiang Gao Feng Mining Industry Limited Company of Jiangxi City, Jiangxi Province, China (“Jiujiang”), the beneficial owner of the property, an arms-length Chinese corporation, to acquire an interest in the property by making certain expenditures and carrying out exploration work.  At the completion of the field work on this property, management determined that further expenditures or issuance of stock for this property was not in the best interest of the Company and the project was abandoned.

During February 2010 the Company entered into two lease agreements for mineral leases located in Mineral County, Nevada to acquire 38 unpatented BLM claims including those known as the Silver Summit and Silver Strike claims and two historic silver mine leases (“AG Properties”) known as Lucky Boy Silver Mine and the Black Butte Silver Mine. The purchase price was a cash payment of $55,000 and the issuance of 150,000 shares of the Company’s par value $0.001 common stock. The cash payment included the first annual payment of $7,500 for the Black Butte Silver Mine and $10,000 for the first payment for the Lucky Boy Silver Mine whose terms were for $10,000 every nine months. In a geological report compiled by Hunsaker dated May 2010, Hunsaker opined that further work on the Lucky Boy project was not recommended while further exploration on the Black Butte project was justified. The lease for the Lucky Boy mineral property was not renewed.

Our Current Business – Mineral Exploration

Our current business plan is to proceed with the initial exploration of the Black Butte and Silver Strike properties to determine if there are commercially exploitable deposits of gold and silver. We retained the services of the Hunsaker Inc., a geological company, to assess the results of our program. In a report compiled by Hunsaker dated February 2011, Hunsaker concluded that the Silver Strike claims warranted additional exploration whereas the Silver Summit claims did not. Our mineral properties are currently without known reserves and our proposed programs are exploratory in nature. See “Description of Properties” on page 27 of this prospectus.

Our Proposed Exploration Program – Plan of Operation

We will proceed with exploration on the Black Butte and Silver Strike projects to determine if there are commercially exploitable deposits of gold and silver, and if we decide not to proceed, to seek other mineral exploration properties.

We do not have any ores or reserves whatsoever at this time on our properties.

Market and Industry

Although there can be no assurance, large and well-capitalized markets are readily available for all metals and precious metals throughout the world. A very sophisticated futures market for the pricing and delivery of future production also exists. At present there are no limitations with respect to the sale of metals or precious metals other than price. The price for metals is affected by a number of global factors, including economic strength and resultant demand for metals for production, fluctuating supplies, mining activities and production by others in the industry, and new and or reduced uses for subject metals.

The mining industry is highly speculative and of a very high-risk nature. As such, mining activities involve a high degree of risk, which even a combination of experience, knowledge and careful evaluation may not be able to overcome. Few mining projects actually become operating mines.

The mining industry is subject to a number of factors, including intense industry competition, high susceptibility to economic conditions (such as price of metal, foreign currency exchange rates, and capital and operating costs), and political conditions (which could affect such things as import and export regulations, foreign ownership restrictions). Furthermore, the mining activities are subject to all hazards incidental to mineral exploration, development and production, as well as risk of damage from earthquakes, any of which could result in work stoppages, damage to or loss of property and equipment and possible environmental damage. Hazards such as unusual or unexpected geological formations and other conditions are also involved in mineral exploration and development.

Research and Development

We have not spent any money on research and development activities since our inception. We do not anticipate that we will not incur any research and development expenses over the next 12 months, but this may change if we are successful in acquiring new properties or interests. Our planned expenditures on our operations and the exploration program are summarized under the section of this prospectus entitled “Description of Properties”.

Competition

We are a mineral resource exploration company. We compete with other mineral resource exploration companies for financing and for the acquisition of new mineral properties. Many of the mineral resource exploration companies with whom we compete have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford more geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could adversely impact on our ability to achieve the financing necessary for us to conduct further exploration of our mineral properties.

We also compete with other mineral resource exploration companies for financing from a limited number of investors that are prepared to make investments in mineral resource exploration companies. The presence of competing mineral resource exploration companies may impact on our ability to raise additional capital in order to fund our exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the mineral properties under investigation and the price of the investment offered to investors. We also compete with other mineral resource exploration companies for available resources, including, but not limited to, professional geologists, camp staff, helicopter or float planes, mineral exploration supplies and drill rigs.

Government Regulations

Any operations at the our mineral properties will be subject to various federal and state laws and regulations in the United States which govern prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, protection of the environment, mine safety, hazardous substances and other matters. We will be required to obtain those licenses, permits or other authorizations currently required to conduct exploration and other programs. There are no current orders or directions relating to us or our properties with respect to the foregoing laws and regulations. Such compliance may include feasibility studies on the surface impact of our proposed operations, costs associated with minimizing surface impact, water treatment and protection, reclamation activities, including rehabilitation of various sites, on-going efforts at alleviating the mining impact on wildlife and permits or bonds as may be required to ensure our compliance with applicable regulations. It is possible that the costs and delays associated with such compliance could become so prohibitive that we may decide to not proceed with exploration, development, or mining operations on any of our mineral properties. We are not presently aware of any specific material environmental constraints affecting our properties that would preclude the economic development or operation of property in the United States.

The U.S. Forest Service and Bureau of Land Management requires that mining operations on lands subject to its regulation obtain an approved plan of operations subject to environmental impact evaluation under the National Environmental Policy Act. Any significant modifications to the plan of operations may require the completion of an environmental assessment or Environmental Impact Statement prior to approval. Mining companies must post a bond or other surety to guarantee the cost of post-mining reclamation. These requirements could add significant additional cost and delays to any mining project undertaken by us.

Under the U.S. Resource Conservation and Recovery Act, mining companies may incur costs for generating, transporting, treating, storing, or disposing of hazardous waste, as well as for closure and post-closure maintenance once they have completed mining activities on a property. Any future mining operations at our mineral properties may produce air emissions, including fugitive dust and other air pollutants, from stationary equipment, storage facilities, and the use of mobile sources such as trucks and heavy construction equipment which are subject to review, monitoring and/or control requirements under the Federal Clean Air Act and state air quality laws. Permitting rules may impose limitations on our production levels or create additional capital expenditures for pollution control in order to comply with the rules.

The U.S. Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict joint and several liability on parties associated with releases or threats of releases of hazardous substances. Those liable groups include, among others, the current owners and operators of facilities which release hazardous substances into the environment and past owners and operators of properties who owned such properties at the time the disposal of the hazardous substances occurred. This liability could include the cost of removal or remediation of the release and damages for injury to the surrounding property. We cannot predict the potential for future CERCLA liability with respect to our mineral properties or surrounding areas.

Employees

At present, we have no employees.  We currently operate with two executive officers, who devote their time as required to our business operations. Our executive officers are not presently compensated for their services and do not have an employment agreement with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt such plans in the future. There are presently no personal benefits available to employees.

We intend to continue to use the services of subcontractors for manual labor exploration work and an engineer or geologist to manage the exploration program.

DESCRIPTION OF PROPERTIES

Principal Office

Our principal office is located at 7230 Indian Creek Ln., Ste 201, Las Vegas, NV 89149. Our telephone number is (702) 849-4029. On January 1, 2010 we entered into an office rent agreement at $400 per month for office space in Nevada. The term of the agreement is on a month-to-month basis and commenced on January 1, 2010.

Our Mineral Properties

During February 2010 the Company entered into two lease agreements for mineral leases located in Mineral County, Nevada to acquire 38 unpatented BLM claims including those known as the Silver Summit and Silver Strike claims and two historic silver mine leases (“AG Properties”) known as Lucky Boy Silver Mine and the Black Butte Silver Mine. The purchase price was a cash payment of $55,000 and the issuance of 150,000 shares of the Company’s par value $0.001 common stock. The cash payment included the first annual payment of $7,500 for the Black Butte Silver Mine and $10,000 for the first payment for the Lucky Boy Silver Mine whose terms were for $10,000 every nine months. In a geological report compiled by Hunsaker dated May 2010, Hunsaker opined that further work on the Lucky Boy project was not recommended while further exploration on the Black Butte project was justified. The lease for the Lucky Boy mineral property was not renewed.

These mineral properties are without known reserves and the proposed program is exploratory in nature.

Location and Means and Access

We have acquired an interest in the Black Butte, Silver Strike and Silver Summit projects in the Mineral County, Nevada.  Black Butte is in T7N/R34E sections 25 and 26; Silver Strike is located in Esmeralda County along the line where it borders Mineral County in T3N/R35E sections 2 and 11; and the Silver Summit property is located in Mineral County in T5N/R34E sections 15, 16, 21, and 22.

Midas
Dee
Sandman
Hycroft
Florida Canyon
Spring Valley
Rain
Pipeline
Tonkin
Bald Mountain
Robinson
Black Butte
Silver Summit
Borealis
Silver Strike
0 25 50 100 150
Miles

 Figure 1: Black Butte, Silver Strike and Silver Summit Location Map

Black Butte

The Black Butte Project is approximately 30 miles east of Hawthorne on the east flank of Black Dyke Mountain at the eastern end of the Garfield Hills.  The project can be reached by traveling 29.5 miles east on U.S. Highway 95 to a well-graded dirt road into the project area.  Further access by vehicle is limited to several steep, primitive 4-wheel drive tracks.

The land position initially consisted of the Black Butte unpatented lode mining claims (Table 1 and Figure 2).  Additional lode claims (BB-1 to 6) were staked on May 1, 2010 to cover the interpreted extensions of the mineralized zone.  The new claims have not been cornered or filed.

Owner/Claimant	Claim Name	Land Tenure	Tenure Number
G. L. Buffington	Black Butte	Unpatented Lode Mining Claim	NMC 95801
G. L. Buffington	Black Butte #1	Unpatented Lode Mining Claim	NMC 95802
G. L. Buffington	Black Butte #2	Unpatented Lode Mining Claim	NMC 95803
G. L. Buffington	Black Butte #3	Unpatented Lode Mining Claim	NMC 95804
Lucky Boy Silver Corp.	BB-1	Unpatented Lode Mining Claim	1026931
Lucky Boy Silver Corp.	BB-3	Unpatented Lode Mining Claim	1026932
Lucky Boy Silver Corp.	BB-2	Unpatented Lode Mining Claim	1026933
Lucky Boy Silver Corp.	BB-4	Unpatented Lode Mining Claim	1026934
Lucky Boy Silver Corp.	BB-5	Unpatented Lode Mining Claim	1026935
Lucky Boy Silver Corp.	BB-6	Unpatented Lode Mining Claim	1026936
Table 1: Black Butte Land Information

The claims Black Butte, Black Butte #1 to #3, BB-1 to BB-6 are valid until September 1, 2011.

RENO
Hawthorne
Black
Butte
Claims
Lucky Boy
Silver Property
LAS VEGAS
26
25
Black
Butte
Claimblock
BB-2
BB-4
BB-6
BB-1
BB-3
BB-5
Black Butte
Black Butte #1
Black Butte #2
Black Butte #3
Graves
N
S
E
W
0
500
1,000
2,000
3,000
Feet

Figure 2: Black Butte Project Land Map

Silver Strike

The Silver Strike property is located in the Candelaria District approximately 45 miles west of Tonopah, Nevada on the northeast flank of the Candelaria Hills. The prospect can be reached by traveling 54 miles west on U.S. Highway 95 to a paved road, leading to the historic Candelaria open-pit mine area; then proceed 3 miles southwest to a dirt road and then proceeding 2 miles to the north edge of the claims. Further access by vehicle is limited to several primitive 4-wheel drive tracks.

The Esmeralda County courthouse and BLM records indicate that the claims cover all of section 2 and the northern portion of section 11 T3N/R35E. Two posts were observed in the field that would suggest that the claims are in fact further to the west (closer to the historic open pit mines) than what has been filed with the County and the Federal agencies. The recommendation to acquire additional ground surrounding the Silver Strike claims will resolve this discrepancy. The land position consists of 32 unpatented lode mining claims covering 661 acres.

Silver Summit

The Silver Summit prospect area is located in the Douglas Mining District approximately 30 miles southwest of Hawthorne, Nevada (the county seat of Mineral County) on the southern end of the Excelsior Mountains. The claims can be reached by traveling approximately 39 miles east from Hawthorne or 55 miles west from Tonopah on U.S. Highway 95 to a dirt road that proceeds 6.3 miles westward and crosses south of the claims. The land position is comprised of 6 unpatented mining claims covering 124 acres (Figure 4).

Figure 3: Silver Strike Land Map

RENO
Hawthorne
Tonopah
Black Butte Claims
Silver Summit Claims
Silver Strike Claims
LAS VEGAS
6420
6443
5800
SS 4
SS 2
SS 6
SS 3
SS 1
SS 5
N
W
E
S
0
500
1,000
2,000
Feet

Figure 4: Silver Summit Land Location Map

Regional Geology

The Black Butte, Silver Strike and Silver Summit project areas are located in the Walker Lane Mineral Belt in western Nevada.  Rocks in the region encompassing the project areas range from Triassic age sediments to recent alluvium filling the basins.  The western side of the region is dominated by Cretaceous age intrusive rocks forming the Wassuk Range.

The Walker Lane is a major northwest-southeast-trending fault zone which displays right lateral movement that ranges from 30 to 40 miles in its central portion, and hosts a variety of precious metal and base metal mineral deposits (as well as geothermal activity) along its length.  Late Cenozoic faults of the central Walker Lane form a complex array of variably oriented structures characterized by coeval strike-slip and dip-slip motions.

The rock formations for the project areas fit into the regional setting described for Mineral County:

“About 30,000 feet of structurally complex calcareous, clastic, and volcanic rocks of Triassic and Jurassic age exposed in the central part of the county are flanked on the south by a few thousand feet of calcareous and clastic rocks of Cambrian, Ordovician, and Permian age.  Intrusive into this sequence are granitic rocks, chiefly quartz monzonite, which are probably satellitic to the composite Sierra Nevada Batholith of Cretaceous age.”

Black Butte Project Geology

The Black Butte Project area lithology is mapped as Triassic Excelsior Formation which is summarized as a sequence of felsic volcanic rocks, clastic rocks, and tuffs.  To the south of the project area the Excelsior is in fault contact with the Triassic Luning Formation described as a sequence of limestone, dolomite, and shale.

Silver Strike Geology

The Silver Strike prospect is located immediately east of the historic open pit silver mines in the Candelaria Mining District. The claims are located along the eastward extension of the geologic setting which hosted the open pit mines that operated into the 1980’s.  Moller (1987) described the mine geologic setting as follows:

Basement rocks at Candelaria consist of chert, argillite and dolomite of the Ordovician Palmetto Formation. This sequence is overlain unconformably by the Diablo Grit, a Permian sandstone, and the siltstones and mudstones of the Lower Triassic Candelaria Formation. The Mississippian-Triassic(?) Pickhandle Gulch complex, which consists of serpentine, mafic volcanics and tectonically intercalated sediments, is in contact with the Candelaria Formation along the Pickhandle Gulch thrust fault. Cretaceous(?) intrusives ranging from diorite to granite in composition (“mine sequence”) form a dike-sill complex within the Candelaria Formation and along formation contacts and thrust faults. A thick sequence of Tertiary-Quaternary volcanic rocks overlies much of the district.

Thrust faulting associated with the Lower Triassic Sonoman orogeny emplaced the Pickhandle complex (local sole plate to the Golconda allochthon, Speed, 1984) and developed a broad shear zone parallel to bedding in the lower part of the Candelaria Formation (the “lower Candelaria shear”). A series of eastnortheast trending normal faults offsets all stratigraphic units and Mesozoic thrusts.

Silver Summit Geology

The Silver Summit Project area lies along a fault zone which has Triassic Excelsior Formation to the south against Cretaceous granite to the north. Although alteration and mineralization appears to be primarily skarn-type (most likely related to some phase of the major intrusive that comprises the surrounding Wassuk Range) most of the major contacts noted during field reconnaissance are faults.

Mineralization

Black Butte Project Mineralization

No historical data was found for the Black Butte Project area.  There are at least four adits that collar on the vein and drive along the strike.  These adits appear to be interconnected by raises and winzes.  The lowermost adit (near samples LBR-14 and 21) has power and lights behind a locked door which services the seismograph equipment located within.

The mineralization is a quartz vein zone trending northeast-southwest and exposed at the surface for approximately 800 feet in a series of adits and prospect pits.  To the northeast the vein appears to go under alluvial cover.  Going to the southwest along the strike of the vein the hill becomes higher and beyond the last exposed part of the vein strong, pervasive zones of iron oxidation are much more prominent as well as a zone of carbonate alteration (calcite veining).  These alteration zones are typical of the uppermost extent of the alteration associated with an epithermal quartz vein system.

The vein zone is poly-phase, with multiple bands of silica that are sulfide bearing.  The vein zone is from two to ten feet wide; within the wider parts of the zone there are distinct anastomosing quartz veins separated by orange and brown clay/gouge (frontispiece-note pencil for scale).  Sulfides of iron, copper, lead, and silver were obvious on some of the dumps.

Gold values along the vein are anomalous (2.59, 3.4, and 6.22 ppm gold) to strongly anomalous (46.7 ppm gold).  The 46.7 ppm gold (1.36 opt) sample was a 10 inch channel sample across the quartz vein.  Most of the higher grade gold values appear to be in the quartz; however the clay/gouge within the vein zone between the quartz does also carry some lesser gold values.

Silver values along the vein are also highly anomalous (316, 403, 630, 684 ppm silver) (Figure 13).  The silver is highly correlative to the gold.  Overall the system appears to be silver dominant with silver to gold ratio equal to 43:1.

Lead, copper, and zinc values are also anomalous; as might be expected in a silver dominated epithermal vein system (Table 2).

Black Butte Rock Geochemical Summary
	Gold ppm	Silver ppm	Lead ppm	Copper ppm	Zinc ppm
High	46.7 (1.36 opt)	684 (19.94 opt)	43,000 (4.3%)	9,590	2,120
Low	0.098	3.3	31	177	170
Average	5.525 (0.161 opt)	204.4	9,529	1,916	707
No. Samples	11	11	11	11	11

Table 2: Black Butte Geochemical Summary Table

Silver Strike Mineralization

The Candelaria district, also known as the Columbus district, was discovered in 1863 (Ross,1961). Prior to modern open pit, heap leach mining by Nerco in the 1980’s the district produced $14,000,000 to $20,000,000 primarily from silver. Most of the early mining occurred from the early 1870’s to the early 1890’s and about half of the production came from the Northern Belle Mine. During the early 1900’s many of the tails were re-treated. During the 1950’s there was limited underground mining with some of the historic dumps from the Northern Belle being reprocessed (Ross, 1961).

Open pit mining by Nerco ultimately created a large pit that encompassed the historic Northern Belle and the Mt. Diablo mine areas.

Historic mineralization was in east-trending veins that paralleled the bedding in shale of the Candelaria Formation. Principal ore bodies were 10 to 20 feet wide and were highly oxidized with ore grades averaging about 60 opt silver. By the 1920’s average grades were down to 10 to 15 opt silver.

Moller (1987) indicated that, in 1987, about 65% of the open pit silver mineralization was hosted in the basal Candelaria Formation. Where it was unoxidized the mineralization contained abundant veinlets of pyrite, sphalerite, and galena. About 25% of the ore is hosted in the Pickhandle Gulch complex with similar mineralogy and the remainder is hosted in the various (“mine complex”) intrusive rocks. As described above this favorable geologic setting extends eastward onto the Silver Strike claim block.

Table 3 shows the results for samples LBR-24 to 28. LBR-24 to 27 which were collected from the Silver Strike claim block area. LBR-28 was collected near the Silver Summit claim block. The samples collected in the Silver Strike area are from a series of prospects located in the Candelaria Formation and as noted on Table 3 the silver, gold, lead, and zinc values are very anomalous. The silver, lead and zinc values are indicative of mineralization described by Moller

The mineralization noted in these samples is consistent with what would be expected in rocks near to the mineralization that has been historically mined. These results suggest further work is warranted to define target zones.

Silver Strike Geochemical Summary
	Gold ppm	Silver ppm	Lead ppm	Copper ppm	Zinc ppm
LBR-24	0.384 (0.01 opt)	249 (7.26 opt)	31,700 (31.7%)	783	22,500 (2.25%)
LBR-25	1.25 (0.04 opt)	110 (3.21 opt)	31	199	170
LBR-26	0.355 (0.01 opt)	207 (6.04 opt)	9,529	452	707
LBR-27	0.11	11	11	43	683
LBR-28	0.023	0.6	96	62	18

Table 3 Silver Strike and Silver Summit Geochemical Summary Table

Silver Summit Mineralization

The Silver Summit claim block is located in the Douglas District (also known as Camp Douglas, Gold Range, or Mina District) this district has also been described as encompassing the Marietta and Teels Marsh districts (Ross, 1961). Work in the early 1860’s found silver and lead mineralization in oxidized ores from quartz veins. More recently these ores have been found to contain some free gold as well as tungsten. No significant modern production has come from the region. The Silver Summit claims cover a rugged cliffy zone on the southern edge of the district. During the field examination snow-cover combined with the extremely steep terrain prevented any traverses across the claims. One quartz vein was identified to the east of the claim block and a sample was collected. LBR-28 did not return any significant values. Observation did not identify any obvious color anomalies that might indicate immediate follow-up is necessary.

History of Exploration

Zhangjiafan Mining Property

We held an option for a 25 percent interest in the Zhangjiafan Mining Property, a gold exploration and mining property, located in Jiangxi Province, China, approximately 8 hours by aircraft and ground transportation west of Shanghai (1,000 miles). At the completion of the field work on this property, management has determined that further expenditures or issuance of stock for this property is not in the best interest of the Company and the project has been abandoned.

This mineral property is without known reserves and the proposed program is exploratory in nature.

On March 22, 2007, as amended on May 15, 2009, we optioned a 25 percent interest in the Zhangjiafan Property by entering into an Option to Purchase and Royalty Agreement with Jiujiang, the beneficial owner of the property. Under the terms of the agreement, Jiujiang granted to Lucky Boy the right to acquire 25% of the right, title and interest of Jiujiang in the property, subject to its receiving annual payments and a royalty, in accordance with the terms of the agreement, as follows:

a)	Lucky Boy, or its permitted assigns, contributing exploration expenditures on the property of a minimum of US $20,000 on or before May 31, 2009 ($30,000 has been paid and the field work completed);

b)
Lucky Boy, or its permitted assigns, contributing exploration expenditures on the property of a further US $40,000 for aggregate minimum contributed exploration expenses of US $60,000 on or before May 31, 2010 ($30,000 of the $60,000 has been paid and the field work completed and the balance of $30,000 has not been scheduled);

c)	Lucky Boy agreed to allot and issue 1,000,000 shares in the capital of Lucky Boy to Jiujiang upon completion of a phase I exploration program as recommended by a competent geologist;

d)	Upon exercise of the option agreement, Lucky Boy agreed to pay to Jiujiang US $25,000 per annum as pre- payment of the net smelter return, effective May 31, 2011.

e)	Lucky Boy agreed to pay to Jiujiang an annual royalty equal to three percent (3%) of NSR; and

f)
Lucky Boy had the right to acquire an additional 26% of the right, title and interest in and to the property by the payment of US $25,000 and by incurring an additional US $100,000 in exploration expenditures on the Property on or before May 31, 2011.

To date we have advanced $30,000 for the implementation of phase I of the planned exploration program of which the field work was completed on June 4, 2009. However, management has determined that further exploration on this property is not warranted.

Lucky Boy Project

In Geological Reports by Hunsaker, Inc. complied in May of 2010 and February 2011, Hunsaker opined that further work on the Lucky Boy Silver Mine property and the Silver Summit claims was not warranted, however further development and exploration of the Black Butte Silver Mine and the Silver Strike claims was recommended. Consequently, the option on the Lucky Boy was not renewed.

Index of Geologic Terms

The following terms when used in this prospectus to describe our properties have the respective meanings specified below:

Amortization - The gradual and systematic writing off of a balance in an account over an appropriate period.

Amphibolite - A gneiss or schist largely made up of amphibole and plagioclase minerals.

Anomaly - Any departure from the norm which may indicate the presence of mineralization in the underlying bedrock.

Assay - A chemical test performed on a sample of ores or minerals to determine the amount of valuable metals contained.

Assessment work - The amount of work, specified by mining law, that must be performed each year in order to retain legal control of mining claims.

Base metal - Any non-precious metal (e.g. copper, lead, zinc, nickel, etc.).

Bedding - The arrangement of sedimentary rocks in layers.

Biotite - A platy magnesium-iron mica, common in igneous rocks.

Chalcopyrite - A sulfide mineral of copper and iron; the most important ore mineral of copper.

Chip sample - A method of sampling a rock exposure whereby a regular series of small chips of rock is broken off along a line across the face.

Claim - A portion of land held either by a prospector or a mining company. In Canada, the common size is 1,320 ft. (about 400 m) square, or 40 acres (about 16 ha).

Clay - A fine-grained material composed of hydrous aluminum silicates.

Cleavage - The tendency of a mineral to split along crystallographic planes.

Contact - A geological term used to describe the line or plane along which two different rock formations meet.

Contact metamorphism - Metamorphism of country rocks adjacent to an intrusion, caused by heat from the intrusion.

Country rock - Loosely used to describe the general mass of rock adjacent to an orebody. Also known as the host rock.

Crosscut - A horizontal opening driven from a shaft and (or near) right angles to the strike of a vein or other orebody.

Development - Underground work carried out for the purpose of opening up a mineral deposit. Includes shaft sinking, crosscutting, drifting and raising.

Diorite - An intrusive igneous rock composed chiefly of sodic plagioclase, hornblende, biotite or pyroxene.

Drift - A horizontal underground opening that follows along the length of a vein or rock formation as opposed to a crosscut which crosses the rock formation.

Exploration - Prospecting, sampling, mapping, diamond drilling and other work involved in searching for ore.

Face - The end of a drift, crosscut or stope in which work is taking place.

Felsic - Term used to describe light-colored rocks containing feldspar, feldspathoids and silica.

Fracture - A break in the rock, the opening of which allows mineral-bearing solutions to enter. A “cross-fracture” is a minor break extending at more-or-less right angles to the direction of the principal fractures.

Geochemistry - The study of the chemical properties of rocks.

Geology - The science concerned with the study of the rocks which compose the Earth.

Gneiss - A layered or banded crystalline metamorphic rock, the grains of which are aligned or elongated into a roughly parallel arrangement.

Greenstone belt - An area underlain by metamorphosed volcanic and sedimentary rocks, usually in a continental shield.

Host rock - The rock surrounding an ore deposit.

Igneous rocks - Rocks formed by the solidification of molten material from far below the earth’s surface.

Intrusive - A body of igneous rock formed by the consolidation of magma intruded into other rocks, in contrast to lavas, which are extruded upon the surface.

Lava - A general name for the molten rock ejected by volcanoes.

Lens - Generally used to describe a body of ore that is thick in the middle and tapers towards the ends.

Limestone - A bedded, sedimentary deposit consisting chiefly of calcium carbonate.

Lode - A mineral deposit in solid rock.

Mafic - Igneous rocks composed mostly of dark, iron- and magnesium-rich minerals.

Magma - The molten material deep in the Earth from which rocks are formed.

Magnetic survey - A geophysical survey that measures the intensity of the Earth’s magnetic field.

Metamorphic rocks - Rocks which have undergone a change in texture or composition as the result of heat and/or pressure.

Metamorphism - The process by which the form or structure of rocks is changed by heat and pressure.

Mineral - A naturally occurring homogeneous substance having definite physical properties and chemical composition and, if formed under favorable conditions, a definite crystal form.

Net smelter return - A share of the net revenues generated from the sale of metal produced by a mine.

Option - An agreement to purchase a property reached between the property vendor and some other party who wishes to explore the property further.

Ore - A mixture of ore minerals and gangue from which at least one of the metals can be extracted at a profit.

Orebody - A natural concentration of valuable material that can be extracted and sold at a profit.

Outcrop - An exposure of rock or mineral deposit that can be seen on surface, that is, not covered by soil or water.

Plug - A common name for a small offshoot from a large body of molten rock.

Plutonic - Refers to rocks of igneous origin that have come from great depth.

Pyrite - A yellow iron sulfide mineral, normally of little value. It is sometimes referred to as “fool’s gold”.

Pyrrhotite - A bronze-colored, magnetic iron sulfide mineral.

Quartz - Common rock-forming mineral consisting of silicon and oxygen.

Quartzite - A metamorphic rock formed by the transformation of sandstone by heat and pressure.

Reclamation - The restoration of a site after mining or exploration activity is completed.

Resource - The calculated amount of material in a mineral deposit, based on limited drill information.

Rock - Any natural combination of minerals; part of the earth’s crust.

Royalty - An amount of money paid at regular intervals by the lessee or operator of an exploration or mining property to the owner of the ground. Generally based on a certain amount per ton or a percentage of the total production or profits. Also, the fee paid for the right to use a patented process.

Sample - A small portion of rock or a mineral deposit taken so that the metal content can be determined by assaying.

Sampling - Selecting a fractional but representative part of a mineral deposit for analysis.

Sandstone - A sedimentary rock consisting of grains of sand cemented together.

Schist - A foliated metamorphic rock the grains of which have a roughly parallel arrangement; generally developed by shearing.

Sedimentary rocks - Secondary rocks formed from material derived from other rocks and laid down under water. Examples are limestone, shale and sandstone.

Shaft - A vertical or inclined excavation in rock for the purpose of providing access to an orebody. Usually equipped with a hoist at the top, which lowers and raises a conveyance for handling workers and materials.

Shale - Sedimentary rock formed by the consolidation of mud or silt.

Shear or shearing - The deformation of rocks by lateral movement along innumerable parallel planes, generally resulting from pressure and producing such metamorphic structures as cleavage and schistosity.

Shear zone - A zone in which shearing has occurred on a large scale.

Silica - Silicon dioxide. Quartz is a common example.

Siliceous - A rock containing an abundance of quartz.

Sill - An intrusive sheet of igneous rock of roughly uniform thickness that has been forced between the bedding planes of existing rock.

Silt - Muddy deposits of fine sediment usually found on the bottoms of lakes.

Spot price - Current delivery price of a commodity traded in the spot market.

Stope - An excavation in a mine from which ore is, or has been, extracted.

Strike - The direction, or bearing from true north, of a vein or rock formation measure on a horizontal surface.

Sulfide - A compound of sulphur and some other element.

Trench - A long, narrow excavation dug through overburden, or blasted out of rock, to expose a vein or ore structure.

Tuff - Rock composed of fine volcanic ash.

Vein - A fissure, fault or crack in a rock filled by minerals that have travelled upwards from some deep source.

Volcanic rocks - Igneous rocks formed from magma that has flowed out or has been violently ejected from a volcano.

Zone - An area of distinct mineralization.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Executive Officers and Directors

The following table sets forth certain information concerning our executive officers and directors, as of June 24, 2011:

Name	Age	Position

Kenneth B. Liebscher	68	President, Chief Executive Officer and Director
Fortunato Villamagna	52	Chief Financial Officer, Secretary and Director

Executive Officers

Kenneth B. Liebscher has served as our President and Chief Executive Officer and as a director since December 14, 2009. Mr. Liebscher was our Chief Financial Officer and Secretary from December 14, 2009 to January 5, 2010. Mr. Liebscher is a seasoned international businessman with over 35 years of securities and executive management experience. Mr. Liebscher is a graduate of St. George’s School, Vancouver, British Columbia and also attended the University of British Columbia. Mr. Liebscher held executive level positions while at the world’s largest dental products manufacturer, Dentsply International Inc., where he spent over 22 years from 1969 to 2000 in positions culminating as the Manager of their West Coast Division, headquartered in San Francisco, California. From 2000 to 2002 Mr. Liebscher was Executive Vice President of Sales and Marketing of Ivoclar Liechtenstein and helped expand this company’s sales to $300 million. Mr. Liebscher became a director of a publicly held company called E.T.C. Industries Ltd. in 1992 and became President of its wholly owned subsidiary, THE ELECTRIC CAR COMPANY from 1992 to 2002and, in 1994, led a team that developed the MI-6 prototype electric car. Mr. Liebscher served as a director on Belmont Resources Inc (TSX BEA), a mining exploration company from 1992 until November 2009. He served as an officer and director of Highbank Resources Inc (TSX HBK) from 1992 through 2002. This experience has resulted in his involvement in mineral exploration projects in Peru, Eastern Europe (Slovak Republic), and British Columbia, Ontario, Quebec and New Brunswick (Canada). Mr. Liebscher currently also serves on the Board of Directors of Tiger Oil and Energy, Inc. (TGRO.OTC BB).

Dr. Fortunato Villamagna has served as our Chief Financial Officer, Secretary and Director since January 5, 2010. Dr. Villamagna has over 25 years of domestic and international experience in the mining services, specialty and bulk chemicals, capital equipment, bioenergy, aerospace and energetic materials businesses used in the mining industry. Dr. Villamagna holds a PhD in Chemistry and MBA in Global Management, and has worked throughout North America, Europe, Australia and West Africa.  In addition to joining Lucky Boy, Dr. Villamagna also served as CEO of UTEC Inc. from January 2007 to May 2010. Dr. Villamagna served as President of BioEnergy Systems, a technology company serving the biofuels industry from 2006 to 2009. From 2002_to _2006_Dr. Villamagna was Vice President – Business Development for American Pacific Corporation (AMPAC), a publically listed company with divisions and subsidiaries that manufacture active pharmaceutical ingredients and registered intermediates, energetic products used primarily in space flight, aerospace and defense systems, clean fire- extinguishing agents and water treatment equipment. Prior to that Dr. Villamagna was the Vice President Technology, Americas and Europe for Orica Inc., an Australian-owned, publicly-listed global company, and global leader in mining products and services from 2000 to 2002. Prior to that Dr. Villamagna was the Director of Bulk Delivered Products for Energetic Solutions, Inc., a part of UK Based ICI Explosive from 1998_to 2000.

During the past year Mr. Liebscher and Dr. Villamagna spent approximately 20% of their time (approximately 20 hours per week) on our affairs. For the coming year, it is anticipated that time commitment and requirement will remain approximately the same.

Directors

At this time, the only directors of the Company are Mr. Liebscher and Dr. Villamagna who are also executive officers of the Company. Our securities are quoted on the OTC Bulletin Board which does not have any director independence requirements.  Once we engage further directors and officers, we plan to develop a definition of independence and scrutinize our Board of Directors with regard to this definition.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

During the past ten years, none of our officers, directors, promoters or control persons have had any of the following events occur:

●	a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

●	conviction in a criminal proceeding or being subject to a pending criminal proceeding, excluding traffic violations and other minor offenses;

●
being subject to any order, judgment or decree, not substantially reversed, suspended or vacated, of any court of competent jurisdiction, permanently enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking business;

●
being found by a court of competent jurisdiction, in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated;

●
being the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of: (i) any federal or state securities or commodities law or regulation; or (ii) any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or (iii) any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●
being the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Securities Exchange Act of 1934), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Code of Ethics

Our board of directors on March 22, 2007, adopted a formal written Code of Business Conduct and Ethics and Compliance Program for all officers, directors and senior employees. Our Code of Business Conduct and Ethics and Compliance Program was filed as an exhibit to our Form SB-2 filed with the SEC on October 12, 2007.

Audit Committee and Audit Committee Financial Expert

Our board of directors has determined that we do not have an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K under the Exchange Act.

We believe that the members of our board of directors are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. We believe that retaining an independent director who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances given the early stages of our development and the fact that we have not generated any material revenues to date. In addition, we currently do not have an audit committee or committee performing similar functions nor do we have a written audit committee charter. Our board of directors does not believe that it is necessary to have such committees because it believes the functions of such committee can be adequately performed by our board of directors.

Nominating and Compensation Committees

We do not have nominating or compensation committees, or committees performing similar functions. Our board of directors believes that it is not necessary to have a compensation committee at this time because the functions of such committee are adequately performed by our board of directors. Our board of directors has not adopted a charter for the compensation committee.

Our board of directors also is of the view that it is appropriate for us not to have a nominating committee because our board of directors has performed and will perform adequately the functions of a nominating committee. Our board of directors has not adopted a charter for the nomination committee. There has not been any defined policy or procedure requirements for shareholders to submit recommendations or nomination for directors. Our board of directors does not believe that a defined policy with regard to the consideration of candidates recommended by shareholders is necessary at this time because we believe that, given the early stages of our development, a specific nominating policy would be premature and of little assistance until our business operations are at a more advanced level. There are no specific, minimum qualifications that our board of directors believes must be met by a candidate recommended by our board of directors. The process of identifying and evaluating nominees for director typically begins with our board of directors soliciting professional firms with whom we have an existing business relationship, such as law firms, accounting firms or financial advisory firms, for suitable candidates to serve as directors. It is followed by our board of directors’ review of the candidates’ resumes and interview of candidates. Based on the information gathered, our board of directors then makes a decision on whether to recommend the candidates as nominees for director. We do not pay any fee to any third party or parties to identify or evaluate or assist in identifying or evaluating potential nominee.

Compensation of Directors

On January 24, 2010, we issued 150,000 (10,000 pre-split) shares of our common stock to Ken Liebscher and 30,000 shares of our common stock to Fortunato Villamagna as director compensation.

Except as disclosed above, the members of the Board of Directors are not compensated by Lucky Boy for acting as such. Directors are reimbursed for reasonable out-of-pocket expenses incurred. There are no arrangements pursuant to which directors are or will be compensated in the future for any services provided as a director.

We do not have any agreements for compensating our directors for their services in their capacity as directors, although such directors are expected in the future to receive stock options to purchase shares of our common stock as awarded by our board of directors.

Indebtedness of Directors, Senior Officers, Executive Officers and Other Management

None of our directors or executive officers or any associate or affiliate of our company during the last two fiscal years is or has been indebted to our company by way of guarantee, support agreement, letter of credit or other similar agreement or understanding currently outstanding.

Conflicts of Interest

Our directors are not obligated to commit their full time and attention to our business and, accordingly, they may encounter a conflict of interest in allocating their time between our operations and those of other businesses.  In the course of their other business activities, they may become aware of investment and business opportunities which may be appropriate for presentation to us as well as other entities to which they owe a fiduciary duty.  As a result, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented.  They may also in the future become affiliated with entities that are engaged in business activities similar to those we intend to conduct.

In general, officers and directors of a corporation are required to present business opportunities to the corporation if:

●	the corporation could financially undertake the opportunity
●	the opportunity is within the corporation’s line of business; and
●	it would be unfair to the corporation and its stockholders not to bring the opportunity to the attention of the corporation.

EXECUTIVE COMPENSATION

General

The particulars of the compensation paid to the following persons:

●	our principal executive officer; and
●	each of our two most highly compensated executive officers who were serving as executive officers at the end of the years ended May 31, 2009 and 2010,

whom we will collectively refer to as the named executive officers of our company, are set out in the following summary compensation table, except that no disclosure is provided for any named executive officer, other than our principal executive officers, whose total compensation did not exceed $100,000 for the respective fiscal year.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total ($)
Ken Liebscher(1)President, CEO, Director	2010	35,000 (4)	Nil	60,000 (4)	Nil	Nil	Nil	Nil	95,000 (3)

	2009	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fortunato Villamagna (2) Chief Financial Officer, Secretary, Director	2010	Nil	Nil	800(4)	Nil	Nil	Nil	Nil	800

	2009	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Notes:
(1)
Mr. Liebscher was appointed as our President, Chief Executive Officer and a director of our company on December 14, 2009. Mr. Liebscher was our Chief Financial Officer and Secretary from December 14, 2009 to January 5, 2010.

(2)	Dr. Villamagna was appointed as our Chief Financial Officer, Secretary and a director of our company on January 5, 2010.
(3)	$35,000 and the stock valued at $60,000 were received by Wannigan Consulting Corp., a company of which Mr. Liebscher is President, CEO and director.
(4)	Valued at $0.40 per share, the price computed using the most recent private placement prices.

Stock Option Plans

We do not currently have a stock option plan in favor of any director, officer, consultant or employee of our company. No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs or freestanding SARs have been made to any executive officer or director since our inception; accordingly, no stock options have been granted or exercised by any of the officers or directors since we were founded.

Aggregated Options Exercises in Last Fiscal Year

No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs or freestanding SARs have been made to any executive officer or any director since our inception; accordingly, no stock options have been granted or exercised by any of the officers or directors since we were founded.

Long-Tem Incentive Plans and Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance. No individual grants or agreements regarding future payouts under non-stock price-based plans have been made to any executive officer or any director or any employee or consultant since our inception; accordingly, no future payouts under non-stock price-based plans or agreements have been granted or entered into or exercised by any of the officers or directors or employees or consultants since we were founded.

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

On December 21, 2009, we entered into a business consulting agreement with Wannigan Consulting Corp., a company of which Ken Liebscher is President, CEO and director, pursuant to which Wannigan Consulting agreed to, among other things, assist us in negotiating potential acquisitions and mergers, assist us in the implementation of short term and long term strategic planning, maintain our books and records, prepare all necessary regulatory and statutory filings required of our company, and act as liaison between our company and our auditor and our transfer agent. To compensate for these services, we agreed to pay Wannigan Consulting $4,500 per month and pre-approved expenses of $500 per month. On January 26, 2010, we also issued 260,000 post-split shares of our common stock for these services. This agreement was for a term of four months commencing on December 21, 2009 and was automatically renewed for another four months. After a period of eight months from the date of signing of this agreement on December 21, 2009, the parties agreed that the agreement will continue until terminated either party has the right to terminate this agreement without cause and without notice or payment in lieu thereof upon the giving of the written notice of such termination. This agreement forms the basis of the compensation payable to Mr. Liebscher.

There are no employment contracts or other contracts or arrangements with our officers or directors other than those disclosed herein. There are no compensation plans or arrangements, including payments to be made by the Company, with respect to the officers, directors, employees or consultants of the Company that would result from the resignation, retirement or any other termination of such directors, officers, employees or consultants. There are no arrangements for directors, officers or employees that would result from a change-in-control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of the date of this report, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The shareholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

The percentage of shares beneficially owned is based on 142,009,368 shares of common stock outstanding as of June10, 2011, assuming the conversion of all outstanding preferred stock into 67,500,000 shares of common stock and the full exercise of the Company’s only outstanding warrant for 356,154 shares of common stock.

Beneficial ownership is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power.  To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, the persons and entities named below have sole voting and sole investment power with respect to all shares beneficially owned.  Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of June 24, 2011 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.  Except as otherwise indicated, the address for each listed stockholder is c/o Lucky Boy Silver Corp., 7230 Indian Creek Ln., Ste 201, Las Vegas, NV 89149.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class Before Offering	Percent of Class After Offering
Common Stock	Kenneth B. Liebscher	90,150,000(1)(2)	63%	63%

Common Stock	Fortunato Villamagna	30,000(3)	<1%	<1%

(1)	Mr. Liebscher is our President, CEO and Director.
(2)
Assumes conversion of all preferred stock held by Mr. Liebscher into common stock. Mr. Liebscher currently holds 22,650,000 shares of common stock and 675,000 shares of preferred stock. Each share of preferred stock is convertible into one hundred shares of common stock (1:100) at any time. Mr. Liebscher owns 100% of the shares of outstanding preferred stock of the Company.

(3)	Dr. Villamagna is our CFO, Secretary and Director.

Change in Control

We are not aware of any arrangement that might result in a change in control of our company in the future.

RELATED PARTY TRANSACTIONS

Except as disclosed herein, there has been no transaction, since June 1, 2008, or currently proposed transaction, in which we were or are to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any of the following persons had or will have a direct or indirect material interest:

(a)	any director or executive officer of our company;

(b)	any beneficial owner of shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock; and

(c)	any member of the immediate family (including spouse, parents, children, siblings and in-laws) of any of the foregoing persons.

Indemnification

Our amended articles of incorporation and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Nevada law. Further, we have entered into indemnification agreements with each of our directors and officers, and we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances. For further information, see Part II of this prospectus under “Indemnification of Officers and Directors”.

DESCRIPTION OF CAPITAL STOCK

The following information describes our common stock and convertible preferred stock, as well as options to purchase our common stock and provisions of our amended and restated certificate of incorporation and amended and restated bylaws.  This description is only a summary.  You should also refer to our amended and restated certificate of incorporation and bylaws, which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

Our authorized capital stock consists of 499,000,000 shares of common stock, par value $0.001 per share and 1,000,000 shares of preferred stock, par value $0.001per share.

Effective April 6, 2010, we conducted a 15:1 forward stock split of our common stock. The split was approved by our board of directors on March 12, 2010 and was approved by FINRA for taking effect on the OTC-BB at the open of business on March 31, 2010. The transfer agent effected the forward split on their records as of April 6, 2010. Our statements of stockholder’s equity have been retroactively restated to reflect the split.

On November 30, 2010 the Company filed a Form 14c with the Securities and Exchange Commission wherein notice was given that the Company’s Articles of Incorporation were being amended to reflect a decrease in the number of common shares from Five Hundred Million (500,000,000) to Four Hundred Ninety Nine Million (499,000,000) and the creation of a preferred stock in the amount of One Million (1,000,000) shares with voting and conversion rights of 1 preferred shares for 100 commons shares.  The Amendment was adopted pursuant to written consent of stockholders holding a majority of the voting power of the outstanding capital stock of the Company.

On March 22, 2011, the corporation converted from a Wyoming corporation to a Nevada corporation pursuant to Wyoming Statutes Title 17, ch. 16, Sect.(s) 820, 821 and 1114 and Nevada Revised Statutes 92A.205. This conversion did not alter the number of authorized shares, or the number of issued and outstanding shares, of the corporation.  The voting and other rights of the common and preferred shares of the company’s capital stock remain substantially similar under Nevada law. The powers of the company’s officers, directors and shareholders also remain substantially the same. Our authorized capital stock continues to consist of 499,000,000 shares of common stock, par value $0.001 per share and 1,000,000 shares of preferred stock, par value $0.001per share.

Common Stock

As of June 24, 2011, there were 74,153,214 shares of the Company’s common stock issued and outstanding. Our common stock holders (i) have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the board of directors; (ii) are entitled to share ratably in all of the assets for distribution to holders of common stock upon liquidation, dissolution or winding up of our business affairs; (iii) do not have pre-emptive, subscription or conversion rights, and there are no redemption or sinking fund provisions or rights applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote. All shares of common stock now outstanding are fully paid and non-assessable.

Each holder of our common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote.  Since the shares of our common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to our Board of Directors.

Preferred Stock

As of June 24, 2011 there were 675,000 shares of our convertible preferred stock issued and outstanding, par value $0.001 per share. Each share of preferred stock is convertible into one hundred shares of common stock (1:100). Each holder of our preferred stock is entitled to one hundred (100) votes per share of preferred stock on all matters on which such stockholders are entitled to vote.

Warrants

As of June 24, 2011 one warrant exercisable for a total of 356,154 shares of our common stock was outstanding.  This warrant was issued in connection with a financing arrangement with Cardinal Capital Holdings Limited entered into on October 25, 2010. The warrant is exercisable for two years from issuance and has an exercise price of $0.85 per share for one year from issuance, which increases to $1.05 in the second year.   This warrant also contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant in the event of stock dividends, stock splits or stock combinations, reclassifications, combinations or exchanges.

Change of Control

There are no provisions in our articles of incorporation or bylaws that would delay, defer or prevent a change in control of our company or a change in type of business.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our shares of common stock are quoted on the OTC Bulletin Board under the symbol “LUCB”.  Our CUSIP number is 549517 100. The quotation was first posted at the opening on May 29, 2009 with an opening bid of $0.05 ($0.0033 post-split) and offer at $0.10 ($0.0067 post-split). 10,000 shares have been traded as of the date of this prospectus. We are pursuing DTC eligibility which will allow our shares to be traded electronically. We cannot assure you that there will be a market in the future for our common stock.

OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange.  Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers.  OTC Bulletin Board issuers are traditionally smaller companies that do not meet the financial and other listing requirements of a national or regional stock exchange.

The high and low bid prices of our common stock for the periods indicated below are as follows:

OTC Bulletin Board

Quarter Ended(1)	High	Low
May 31, 2011	$0.55	$0.50
February 28, 2011	$0.50	$0.50
November 30, 2010	$.05	$.05
August 31, 2010	$.05	$.05
May 31, 2010	$.05	$.05

(1)	The first trade in our stock occurred on February 25, 2011.

Holders of our Common Stock

As of the date of this prospectus the shareholders’ list of our common shares showed 46 registered shareholders holding 74,153,214 shares of our common stock.

Dividends

We have not declared any dividends since incorporation and do not anticipate that we will do so in the foreseeable future. Although there are no restrictions that limit the ability to pay dividends on our common shares, our intention is to retain future earnings for use in our operations and the expansion of our business.

Shares Eligible for Future Sales

There are no shares of our common stock that are being, or have been proposed to be, publicly offered, the offering of which could have a material effect on the market price of our common stock. None of our issued and outstanding common stock is eligible for sale pursuant to Rule 144 under the Securities Act of 1933.

Options, Warrants and Convertible Securities

We do not have any common stock subject to outstanding options. We currently have one warrant exercisable for 356,154 common shares. As of June 24, 2011 the company has 675,000 preferred shares issued and outstanding. Each share of preferred stock is convertible into one hundred shares of common stock (1:100).

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any equity compensation plans in place.

PLAN OF DISTRIBUTION

We are registering certain securities on behalf of the Selling Shareholders. The 7,263,214 issued and outstanding common shares can be sold by the Selling Shareholders at prevailing market prices or privately negotiated prices.

The Selling Shareholders may sell some or all of their securities in one or more transactions, including block transactions:

●	on such public markets as the securities may be trading;
●	in privately negotiated transactions;
●	in any combination of these methods of distribution.

The sales price to the public may be:

●	the market price prevailing at the time of sale;
●	a price related to such prevailing market price; or
●	such other price as the Selling Shareholders determine.

We are bearing all costs relating to the registration of certain securities. The Selling Shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of certain securities.

The Selling Shareholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of certain securities. In particular, during such times as the Selling Shareholders may be deemed to be engaged in a distribution of certain securities, and therefore be considered to be an underwriter, they must comply with applicable laws and may, among other things:

●	not engage in any stabilization activities in connection with our securities;

●	furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

●	not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

Our common stock is quoted on the OTC Bulletin Board, under the trading symbol “LUCB.OB”. The market for our stock is highly volatile. We cannot assure you that there will be a market in the future for our common stock.

Trading in stocks quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with a company’s operations or business prospects. The OTC Bulletin Board should not be confused with the NASDAQ market. OTC Bulletin Board companies are subject to far fewer restrictions and regulations than are companies traded on the NASDAQ market. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like the NASDAQ Small Cap or a stock exchange. In the absence of an active trading market: (a) investors may have difficulty buying and selling or obtaining market quotations; (b) market visibility for our common stock may be limited; and (c) a lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

None of the Selling Shareholders will engage in any electronic offer, sale or distribution of the shares. Further, neither we nor any of the Selling Shareholders have any arrangements with a third party to host or access our prospectus on the Internet.

In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Shareholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Shareholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the Selling Shareholders if such broker-dealer is unable to sell the shares on behalf of the Selling Shareholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such re-sales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

The Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in the sale of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the Selling Shareholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the Selling Shareholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the Selling Shareholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the Selling Shareholders, the purchasers participating in such transaction, or both.

Regulation M

During such time as the Selling Shareholders may be engaged in a distribution of any of the securities being registered by this prospectus, the Selling Shareholders are required to comply with Regulation M under the Exchange Act.  In general, Regulation M precludes any selling security holder, any affiliated purchaser and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security that is the subject of the distribution until the entire distribution is complete.

Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods.  Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution.  Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.  We have informed the Selling Shareholders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this prospectus, and we have also advised the Selling Shareholders of the requirements for delivery of this prospectus in connection with any sales of the shares offered by this prospectus.

With regard to short sales, the Selling Shareholders cannot cover their short sales with securities from this offering.  In addition, if a short sale is deemed to be a stabilizing activity, then the Selling Shareholders will not be permitted to engage in such an activity.  All of these limitations may affect the marketability of our common stock.

Penny Stock Rules

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks.  Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC which:

●	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

●
contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to violations of such duties or other requirements of federal securities laws;

●	contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask prices;

●	contains the toll-free telephone number for inquiries on disciplinary actions;

●	defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and

●	contains such other information, and is in such form (including language, type size, and format) as the SEC shall require by rule or regulation.

Prior to effecting any transaction in a penny stock, a broker-dealer must also provide a customer with:

●	the bid and ask prices for the penny stock;

●	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock;

●	the amount and a description of any compensation that the broker-dealer and its associated salesperson will receive in connection with the transaction; and

●	a monthly account statement indicating the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, (ii) a written agreement to transactions involving penny stocks, and (iii) a signed and dated copy of a written suitability statement.  These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our securities, and therefore our stockholders may have difficulty selling their shares.

Blue Sky Restrictions on Resale

When a selling security holder wants to sell shares of our common stock under this prospectus in the United States, the selling security holder will need to comply with state securities laws, also known as “blue sky laws,” with regard to secondary sales.  All states offer a variety of exemptions from registration of secondary sales.  Many states, for example, have an exemption for secondary trading of securities registered under section 12(g) of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s.  The broker for a selling security holder will be able to advise the stockholder as to which states have an exemption for secondary sales of our common stock.

Any person who purchases shares of our common stock from a selling security holder pursuant to this prospectus, and who subsequently wants to resell such shares will also have to comply with blue sky laws regarding secondary sales.

When this prospectus becomes effective, and a selling security holder indicates in which state(s) he desires to sell his shares, we will be able to identify whether he will need to register or may rely on an exemption from registration.

EXPERTS

No expert or counsel named in this prospectus as having prepared or certified any part thereof or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of our common stock was employed on a contingency basis or had or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in us.  Additionally, no such expert or counsel was connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Harold P Gewerter Esq., Ltd. has passed upon certain legal matters in connection with the validity of the issuance of the shares of common stock.

 The financial statements as of May 31, 2009 and 2010 included in this prospectus have been audited by Gruber & Company L.L.C. and Sadler, Gibb & Associates, L.L.C., respectively, as stated in their reports appearing herein, and have been so included in reliance upon the report of such firms given upon their authority as experts in accounting and auditing. There were no disagreements related to accounting principles or practices, financial statement disclosure, internal controls or auditing scope or procedure during the two fiscal years and interim period.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the SEC for the common stock to be sold in this offering.  This prospectus, which constitutes a part of the registration statement, does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information.  Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.  When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s web site at http://www.sec.gov.  You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, NE, Room 1580, Washington, D.C. 20549.  You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Any statement in this prospectus about any of our contracts or other documents is not necessarily complete. If the contract or document is filed as an exhibit to the registration statement, the contract or document is deemed to modify the description contained in this prospectus. You must review the exhibits themselves for a complete description of the contract or document.

You should rely only on the information contained in this prospectus. No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Lucky Boy Silver Corp. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until a date, which is 90 days after the date of this prospectus, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

LEGAL PROCEEDINGS

We know of no material, active or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceedings or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered beneficial shareholder are an adverse party or has a material interest adverse to us.

REPORTS TO SECURITY HOLDERS

We intend to furnish annual reports to stockholders, which will include audited financial statements reported on by our Certified Public Accountants. In addition, we will issue unaudited quarterly or other interim reports to stockholders, as we deem appropriate or required by applicable securities regulations. Any Securities and Exchange Commission filings that we do file will be available to the public over the internet at the SEC’s website at http://www.sec.gov. The public may also read and copy any materials filed by us with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

FINANCIAL STATEMENTS

Our financial statements are stated in U.S. dollars and are prepared in conformity with generally accepted accounting principles of the United States. The following financial statements pertaining to our company are filed as part of this registration statement: Audited financial statements for the period from October 19, 2006 (inception) through May 31, 2010; and Unaudited interim financial statements for the nine month period ended February 28, 2011.

LUCKY BOY SILVER CORP.
(An Exploration Stage Company)
Years Ended May 31, 2009 and 2010

LUCKY BOY SILVER CORP.
(An Exploration Stage Company)
Period ended February 28, 2011

SADLER, GIBB & ASSOCIATES, L.L.C.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Lucky Boy Silver, Inc. (formerly Sierra Ventures, Inc.)
(An Exploration Stage Company)

We have audited the accompanying balance sheet of Lucky Boy Silver, Inc. (formerly Sierra Ventures, Inc.) as of May 31, 2010, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the year then ended.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Lucky Boy Silver, Inc. (formerly Sierra Ventures, Inc.) as of May 31, 2010, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company had losses from operations of $264,513 for the year ended May 31, 2010 and an accumulated deficit of $377,696 as of May 31, 2010 which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Sadler, Gibb & Associates

Salt Lake City, UT
September 14, 2010

Gruber & Company, LLC

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
  Lucky Boy Silver, Inc. (formerly Sierra Ventures, Inc.)

We have audited the balance sheet of Lucky Boy Silver, Inc. (formerly Sierra Ventures, Inc.) (an exploration stage company) as of May 31, 2009 and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended May 31, 2009.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform an audit of the Company’s internal control over its financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.   An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects the financial position of the Company as of May 31, 2009 and the results of its operations, cash flows and changes in stockholders’ equity for the year ended May 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, conditions exist which raise substantial doubt about the Company’s ability to continue as a going concern unless it is able to generate sufficient cash flows to meet its obligations and sustain its operations.  Management’s plan in regard to these matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Gruber & Company, LLC

Lake Saint Louis, Missouri
August 28, 2009

LUCKY BOY SILVER, INC.
(FKA Sierra Ventures, Inc.)
(An Exploration Stage Company)
BALANCE SHEETS

	May 31,	May 31,
	2010	2009

ASSETS

CURRENT ASSETS

Cash	$46,393	$5,351
Restricted cash	43,500	-

Total Current Assets	89,893	5,351

OTHER ASSETS

Deposits	1,200	-
Mining claims, net	57,500	-

Total Other Assets	58,700	-

TOTAL ASSETS	$148,593	$5,351

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES

Accounts payable and accrued expenses	$1,080	$3,325

Total Current Liabilities	1,080	3,325

STOCKHOLDERS’ EQUITY

Common stock, 500,000,000 shares authorized at par value of $0.001; 140,465,000 and 133,500,000 shares issued and outstanding, respectively	140,465	133,500
Additional paid-in capital	334,685	(18,350)
Stock subscription payable	50,000	-
Other comprehensive loss	59	59
Deficit accumulated during the exploration stage	(377,696)	(113,183)

Total Stockholders’ Equity	147,513	2,026

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$148,593	$5,351

The accompanying notes are an integral part of these financial statements.

LUCKY BOY SILVER, INC.
(FKA Sierra Ventures, Inc.)
(An Exploration Stage Company)
STATEMENTS OF OPERATIONS

			From Inception
			on October 19,
	For the Year Ended		2006 Through
	May 31,		May 31,
	2010	2009	2010

REVENUES	$-	$-	$-

OPERATING EXPENSES

Professional fees	174,651	18,235	201,186
Exploration of resource property	5,000	-	35,000
Impariment of mining claims	57,500	-	57,500
General and administrative expenses	27,362	32,821	84,010

Total Operating Expenses	264,513	51,056	377,696

LOSS FROM OPERATIONS	(264,513)	(51,056)	(377,696)
PROVISION FOR INCOME TAXES	-	-	-

NET LOSS	$(264,513)	$(51,056)	$(377,696)

BASIC AND DILUTED LOSS PER SHARE	$(0.00)	$(0.00)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	135,966,151	133,500,000

The accompanying notes are an integral part of these financial statements.

LUCKY BOY SILVER, INC.
(FKA Sierra Ventures, Inc.)
(An Exploration Stage Company)
STATEMENTS OF STOCKHOLDER’S EQUITY (DEFICIT)

						Deficit
						Accumulated
			Additional	Stock	Other	During the	Total
	Common Stock		Paid-in	Subscription	Comprehensive	Exploration	Stockholders’
	Shares	Amount	Capital	Payable	Loss	Stage	Equity/(Deficit)
Balance, October 19, 2006	-	$-	$-	$-	$-	$-	$-

Common shares issed for cash	103,500,000	103,500	(88,500)	-	-	-	15,000

Currency exchange loss	-	-	-	-	(2)	-	(2)

Contributed Administrative Support & other services rendered by officers	-	-	100	-	-	-	100

Net loss for the year ended May 31, 2007	-	-	-	-	-	(5,816)	(5,816)

Balance, May 31, 2007	103,500,000	103,500	(88,400)	-	(2)	(5,816)	9,282

Common shares issued for cash	-	-	-	-	-	-	-

Contributed Administrative Support & other services rendered by officers	-	-	50	-	-	-	50

Currency exchange gain	-	-	-	-	61	-	61

Net loss for the year ended May 31, 2008	-	-	-	-	-	(56,311)	(56,311)

Balance, May 31, 2008	103,500,000	103,500	(88,350)	-	59	(62,127)	(46,918)

Common shares issued for cash	30,000,000	30,000	70,000	-	-	-	100,000

Net loss for the year ended May 31, 2009	-	-	-	-	-	(51,056)	(51,056)

Balance, May 31, 2009	133,500,000	133,500	(18,350)	-	59	(113,183)	2,026

Capital contribution	-	-	10,000	-	-	-	10,000

Common stock issued for cash at $0.40 per common share	6,375,000	6,375	163,625	50,000	-	-	220,000

Common stock issued for services	440,000	440	119,560	-	-	-	120,000

Common stock issued for mining claims	150,000	150	59,850	-	-	-	60,000

Net loss for the year ended May 31, 2010	-	-	-	-	-	(264,513)	(264,513)

Balance, May 31, 2010	140,465,000	$140,465	$334,685	$50,000	$59	$(377,696)	$147,513

The accompanying notes are an integral part of these financial statements.

LUCKY BOY SILVER, INC.
(FKA Sierra Ventures, Inc.)
(An Exploration Stage Company)
STATEMENTS OF CASH FLOWS

			From Inception
			on October 19,
	For the Year Ended		2006 Through
	May 31,		May 31,
	2010	2009	2010

CASH FLOWS FROM OPERATING ACTIVITIES

Net loss	$(264,513)	$(51,056)	$(377,696)
Adjustments to reconcile net loss to net cash used in operating activities:
Contributed services by an officer	-	-	150
Other comprehensive loss	-		59
Common stock issued for services	120,000		120,000
Impairment of mining claims	57,500		57,500
Changes to operating assets and liabilities:
(Increase) decrease in deposits	(1,200)	-	(1,200)
Increase (decrease) in accounts payable	(2,245)	(10,709)	1,080

Net Cash Used in Operating Activities	(90,458)	(61,765)	(200,107)

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of mining claims	(55,000)	-	(55,000)

Net Cash Used in Operating Activities	(55,000)	-	(55,000)

CASH FLOWS FROM FINANCING ACTIVITIES

Capital contribution	10,000	-	10,000
Common stock issued for cash	220,000	-	335,000

Net Cash Provided by Financing Activities	230,000	-	345,000

NET INCREASE (DECREASE) IN CASH	84,542	(61,765)	89,893
CASH AT BEGINNING OF PERIOD	5,351	67,116	-
CASH AT END OF PERIOD	$89,893	$5,351	$89,893

SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION

CASH PAID FOR:
Interest	$-	$-	$-
Income Taxes	-	-	-
NON CASH FINANCING ACTIVITIES:
Common stock issued for mining claims	$60,000	$-	$60,000

The accompanying notes are an integral part of these financial statements.

LUCKY BOY SILVER, INC.
(FKA Sierra Ventures, Inc.)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 – NATURE OF OPERATIONS

Lucky Boy Silver Corporation formerly known as Sierra Ventures, Inc. (“the Company”) was incorporated under the laws of the State of Wyoming on October 19, 2006. On February 5, 2010 the Company filed an Amendment to Articles with the Wyoming Secretary of State and changed its name from “Sierra Ventures Inc.” to “Lucky Boy Silver Corp.”

The Company is an “exploration stage company” as defined in the ASC Topic Accounting and Reporting by Development Stage Companies. The Company is devoting its resources to establishing the new business, and its planned operations have not yet commenced, accordingly, no revenues have been earned during the period from October 19, 2006 (date of inception) to May 31, 2010.

NOTE 2 –GOING CONCERN

The Company’s financial statements at May 31, 2010 and 2009 and for the period October 19, 2006 (inception) through May 31, 2010 have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. The Company incurred a loss of $377,696 for the period from October 19, 2006 (inception) through May 31, 2010. In addition, the Company has not generated any revenues and no revenues are anticipated until the Company begins extracting and selling gold, and there is no assurance that a commercially viable deposit exists on the mineral claims that the Company has under option. These conditions raise substantial doubt as to the Company’s ability to continue as a going concern.

Management’s plan to support the Company in its operations and to maintain its business strategy is to raise funds through public offerings and to rely on officers and directors to perform essential functions with minimal compensation. If the Company does not raise all of the money it needs from public offerings, it will have to find alternative sources, such as a second public offering, a private placement of securities, or loans from its officers, directors or others. If the Company requires additional cash and can’t raise it, it will either have to suspend operations until the cash is raised, or cease business entirely.

The accompanying financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s accounting and reporting policies conform to accounting principles generally accepted in the United States of America applicable to exploration stage enterprises.

Use of estimates

In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenues and expenses in the statement of operations. Actual results could differ from those estimates.

LUCKY BOY SILVER, INC.
(FKA Sierra Ventures, Inc.)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Functional currency

The functional currency is the United States dollar, and the financial statements are presented in United States dollars.

Concentration of credit risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist of cash and cash equivalents. The Company places its cash with high quality financial institutions and at times may exceed the FDIC insurance limit.

Reclassification of Financial Statement Accounts

Certain amounts in the May 31, 2009 financial statements have been reclassified to conform to the presentation in the May 31, 2010 financial statements.

Cash and cash equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Impairment or disposal of long lived assets

In August 2001, ASC Topic, “Accounting for the Impairment or Disposal of Long-Lived Assets” was issued. It clarifies the accounting for the impairment of long-lived assets and for long-lived assets to be disposed of, including the disposal of business segments and major lines of business. Long-lived assets are reviewed when facts and circumstances indicate that the carrying value of the asset may not be recoverable. When necessary, impaired assets are written down to their estimated fair value based on the best information available.

Fair value of financial instruments and derivative financial instruments

The carrying amounts of cash and current liabilities approximate fair value due to the short maturity of these items. These fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment, and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates. The Company does not hold or issue financial instruments for trading purposes, nor does it utilize derivative instruments in the management of foreign exchange, commodity price, or interest rate market risks.

Mining exploration costs

In accordance with ASC Topic Accounting and Reporting by Development Stage Companies, the Company charges mineral property acquisition costs and exploration costs to operations as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property are capitalized. The capitalized costs will be amortized using the units-of-production method over the estimated life of the probable reserve. The beneficial owner holds the right to the claims which give him or his designated agent the right to mine and recover all of the metals contained within the surface boundaries of the lease vertically downward. In the event he was to grant another deed which is subsequently registered prior to the Company’s deed, the third party would obtain good title and the Company would have nothing.

LUCKY BOY SILVER, INC.
(FKA Sierra Ventures, Inc.)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Stock based compensation

The Company accounts for its stock-based compensation in accordance with ASC Topic “Share-Based Payment. The Company recognizes in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees and non-employees. The Company did not grant any new employee options and no options were cancelled or exercised during the period October 19, 2006 through May 31, 2010. As of May 31, 2010, there were no options outstanding.

Income taxes

The Company has adopted the ASC Topic regarding, “Accounting for Income Taxes” as of inception. The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using the enacted tax rates and laws that are expected to be in effect when the differences are expected to be recovered. The Company provides a valuation allowance for deferred tax assets for which it does not consider realization of such assets to be more likely than not.

Basic and diluted net loss per share

The Company computes net income (loss) per share in accordance with ASC Topic “Earnings per Share”. The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per share gives effect to all dilutive potential common shares outstanding during the period using the “as if converted” basis. For the period October 19, 2006 through May 31, 2010, there were no potentially dilutive securities.

Recent Accounting Pronouncements

The Company has reviewed the following recently issued accounting policies and their potential effect on the financial position, results of operations, and cash flows of the Company.  Management does not expect the adoption or future adoption of any of these policies to have a material effect on the financial position, results of operations, and cash flows of the Company.

In January 2010, the FASB issued Accounting Standards Update 2010-02, Consolidation (Topic 810):  Accounting and Reporting for Decreases in Ownership of a Subsidiary. This amendment to Topic 810 clarifies, but does not change, the scope of current US GAAP. It clarifies the decrease in ownership provisions of Subtopic 810-10 and removes the potential conflict between guidance in that Subtopic and asset derecognition and gain or loss recognition guidance that may exist in other US GAAP. An entity will be required to follow the amended guidance beginning in the period that it first adopts FAS 160 (now included in Subtopic 810-10). For those entities that have already adopted FAS 160, the amendments are effective at the beginning of the first interim or annual reporting period ending on or after December 15, 2009. The amendments should be applied retrospectively to the first period that an entity adopted FAS 160. The Company does not expect the provisions of ASU 2010-02 to have a material effect on the financial position, results of operations or cash flows of the Company.

LUCKY BOY SILVER, INC.
(FKA Sierra Ventures, Inc.)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (Continued)

In January 2010, the FASB issued Accounting Standards Update 2010-01, Equity (Topic 505):  Accounting for Distributions to Shareholders with Components of Stock and Cash (A Consensus of the FASB Emerging Issues Task Force). This amendment to Topic 505 clarifies the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a limit on the amount of cash that will be distributed is not a stock dividend for purposes of applying Topics 505 and 260.  Effective for interim and annual periods ending on or after December 15, 2009, and would be applied on a retrospective basis.

In December 2009, the FASB issued Accounting Standards Update 2009-17, Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities.  This Accounting Standards Update amends the FASB Accounting Standards Codification for Statement 167.

In December 2009, the FASB issued Accounting Standards Update 2009-16, Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets. This Accounting Standards Update amends the FASB Accounting Standards Codification for Statement 166.

In October 2009, the FASB issued Accounting Standards Update 2009-15, Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing. This Accounting Standards Update amends the FASB Accounting Standard Codification for EITF 09-1.

In October 2009, the FASB issued Accounting Standards Update 2009-14, Software (Topic 985):  Certain Revenue Arrangements That Include Software Elements. This update changed the accounting model for revenue arrangements that include both tangible products and software elements. Effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted.

In October 2009, the FASB issued Accounting Standards Update 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements. This update addressed the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than a combined unit and will be separated in more circumstances that under existing US GAAP.  This amendment has eliminated that residual method of allocation. Effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010.  Early adoption is permitted.

In September 2009, the FASB issued Accounting Standards Update 2009-12, Fair Value Measurements and Disclosures (Topic 820): Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent). This update provides amendments to Topic 820 for the fair value measurement of investments in certain entities that calculate net asset value per share (or its equivalent). It is effective for interim and annual periods ending after December 15, 2009. Early application is permitted in financial statements for earlier interim and annual periods that have not been issued.

LUCKY BOY SILVER, INC.
(FKA Sierra Ventures, Inc.)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (Continued)

In July 2009, the FASB ratified the consensus reached by EITF (Emerging Issues Task Force) issued EITF No. 09-1, (ASC Topic 470) “Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance” (“EITF 09-1”). The provisions of EITF 09-1, clarifies the accounting treatment and disclosure of share-lending arrangements that are classified as equity in the financial statements of the share lender. An example of a share-lending arrangement is an agreement between the Company (share lender) and an investment bank (share borrower) which allows the investment bank to use the loaned shares to enter into equity derivative contracts with investors. EITF 09-1 is effective for fiscal years that beginning on or after December 15, 2009 and requires retrospective application for all arrangements outstanding as of the beginning of fiscal years beginning on or after December 15, 2009.

Share-lending arrangements that have been terminated as a result of counterparty default prior to December 15, 2009, but for which the entity has not reached a final settlement as of December 15, 2009 are within the scope. Effective for share-lending arrangements entered into on or after the beginning of the first reporting period that begins on or after June 15, 2009.

NOTE 4 – MINING CLAIMS

On February 23, 2010 the Company entered into an agreement to purchase 38 unpatented BLM claims and two historic silver mine leases located in Mineral County, Nevada.  As consideration for the purchase, the Company paid $55,000 in cash and issued 150,000 shares at $0.40 for $60,000 for a total purchase price of $115,000 of the Company’s common stock.

During May of 2010 the Company had a preliminary geology study performed to assess the potential reserves of its newly acquired claims.  Based on this report and managements future expectations of additional capital expenditures and future cash flows of the claims, management determined that the carrying value of the claims be impaired to a net book value of $57,500. This resulted in the Company recognizing a $57,500 impairment charge recorded in operating expenses.

NOTE 5 – COMMON STOCK TRANSACTIONS

The Company’s authorized capital consists of 500,000,000 shares of $0.001 par value common stock.  As of May 31, 2010 and 2009 there were 140,465,000 and 133,500,000 shares issued and outstanding, respectively.

On March 12, 2010 the Company’s board of directors approved a 15:1 forward stock split.  This change has been retroactively applied to the Company’s statement of stockholder’s equity.

On May 17, 2010 the Company received a $50,000 payment for 125,000 shares of common stock.  As of May 31, 2010, the Company had not issued these shares and has recognized a stock subscription payable for the $50,000 deposit.  These shares were issued on August 28, 2010.

On February 8, 2010 the Company issued 150,000 post-split shares of its Common Stock in exchange for mineral claims.  The fair value of the shares was determined based on the market price of $0.40 per share on the date of issuance.

LUCKY BOY SILVER, INC.
(FKA Sierra Ventures, Inc.)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS

NOTE 5 – COMMON STOCK TRANSACTIONS (Continued)

On January 27, 2010 the Company issued 5,625,000 (375,000 pre-split) shares of its Common Stock for $150,000 cash.

On January 24, 2010 the Company issued 290,000 and 150,000 (10,000 pre-split) shares of its Common Stock to officers of the Company for services provided.  The fair value of the shares was determined based on the market price of $0.40 per share on the date of issuance.  The Company recorded $120,000 of professional fees in conjunction with this issuance.

On January 27, 2010 the Company issued 750,000 (50,000 pre-split) shares of its Common Stock for $20,000 cash.

During April and May, 2008, the Company received $41,500 and had a subscription receivable in the amount of $8,500 for 1,000,000 (15,000,000 post-split) common shares at a price of $0.05 per share subscribed for under the Company’s SB-2. In addition, between December, 2007 and May, 2008, the selling shareholders as indicated in the SB-2 offering sold 900,000 (13,500,000 post-split) shares to a total of three new shareholders. All of the 2,900,000 (43,500,000 post-split) shares issued or resold were sold prior to the declaration of an effective date for the Company’s SB-2 registration statement filed on October 5, 2007, under our mistaken assumption that the registration statement had become effective through the passage of time. All of the subscribers have been informed of this situation.

As a result, the Company made a rescission offering to the subscribers and the selling shareholders to refund their monies with interest if so requested under an S-1 Rescission Offering registration statement. These shares of common stock were subject to rescission by the shareholder because of the Company’s failure to comply with securities laws. Rescission rights for individual stockholders vary, based upon the laws of the states in which the stockholders reside. Common stock that is subject to rescission is recorded separately from stockholders’ deficiency in the Company’s balance sheet. As the statute of limitations expire in the respective states, such amounts are reclassified to stockholders’ deficiency.

Accounting Series Release (“ASR”) No. 268 and Emerging Issues Task Force (“EITF”) Topic D-98 require that stock subject to rescission or redemption requirements outside the control of the Company to be classified outside of permanent equity. The exercise of the rescission right is at the holders’ discretion, but exercise of that right may depend in part on the fair value of the Company’s common stock, which is outside of the Company’s and the holders’ control. Consequently, common stock subject to rescission is classified as temporary equity.

On October 31, 2006 the Company received $6,000 from its founder for 6,000,000 (90,000,000 post-split) shares of the Company’s common stock subscribed for at $0.001 on October 31, 2006.

On November 30, 2006 the Company received $9,000 for 900,000 (13,500,000 post-split) shares of the Company’s common stock subscribed for at $0.01 in a private placement dated November 01, 2006.

During April and May, 2008, the Company received $100,000 for 2,000,000 (30,000,000 post-split) shares of the Company’s common stock subscribed for at a price of $0.05 per share through its SB-2 registration statement dated October 11, 2008.

LUCKY BOY SILVER, INC.
(FKA Sierra Ventures, Inc.)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS

NOTE 6 – INCOME TAXES

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely that not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax assets consist of the following components as of May 31, 2010 and 2009:
Deferred tax assets	May 31, 2010	May 31, 2009
NOL Carryover	$78,076	$44,141
Valuation allowance	(78,076)	(44,141)
Net Deferred Tax Asset	$-	$-

The components of income tax expense computed at the Company’s statutory tax rate of 39% are as follows:

	May 31, 2010	May 31, 2009
Book loss	$(103,160)	$(19,912)
Impairment of mining claims	46,800	-
Common stock issued for services	22,425	-
Change in valuation allowance	33,935	19,912
Income Tax Expense	$-	$-

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards of approximately $200,196 for federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carry forwards may be limited as to use in future years. The net operating loss carryovers expire by 2030.

NOTE 7 – COMMITMENTS

The Company held an option for a 25 percent interest in the Zhangjiafan Mining Property, a gold exploration and mining property, located in Jiangxi Province, China, approximately 8 hours by aircraft and ground transportation west of Shanghai (1,000 miles). At the completion of the field work on this property, management has determined that further expenditures or issuance of stock for this property is not in the best interest of the Company and the project has been abandoned.

This mineral property is without known reserves and the proposed program is exploratory in nature.

LUCKY BOY SILVER, INC.
(FKA Sierra Ventures, Inc.)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS

NOTE 7 – COMMITMENTS (Continued)

On March 22, 2007, as amended on May 15, 2009, the Company optioned a 25 percent interest in the Zhangjiafan Property by entering into an Option to Purchase and Royalty Agreement with Jiujiang, the beneficial owner of the property. Under the terms of the agreement, Jiujiang granted to Lucky Boy the right to acquire 25% of the right, title and interest of Jiujiang in the property, subject to its receiving annual payments and a royalty.

To date the Company advanced $30,000 for the implementation of phase I of the planned exploration program of which the field work was completed on June 4, 2009. However, management has determined that further exploration on this property is not warranted.

NOTE 8 – RELATED PARTY TRANSACTIONS

Officers contributed administrative services to the Company for most periods to May 31, 2008. The time and effort was recorded in the accompanying financial statements based on the prevailing rates for such efforts, which equaled $50 per hour based on the level of services performed. The services are reported as contributed administrative support with a corresponding entry to additional paid-in capital.

The Company issued a total of 6,000,000 (90,000,000 post-split) shares of its restricted common stock to its directors for $6,000 ($0.001 per share) as founder shares.

An officer of the Company advanced $10,000 to the Company in September2009 for operating capital. The officer agreed to forgive the repayment of the advance during the period ended May 31, 2010. The funds have been reported as contributed capital.

NOTE 9 – SUBSEQUENT EVENTS

In accordance with ASC 855 Company management reviewed all material events through September 9, 2010 and there are no material subsequent events to report.

LUCKY BOY SILVER, INC.
(FKA Sierra Ventures, Inc.)
(An Exploration Stage Company)
Balance Sheets

	February 28,	May 31,
	2010	2010
	(Unaudited)

ASSETS

CURRENT ASSETS

Cash	$197,230	$46,393
Restricted cash	19,002	43,500
Prepaid expenses	333,556	-

Total Current Assets	549,788	89,893

PROPERTY AND EQUIPMENT, net	2,361	-

OTHER ASSETS
Deposits	1,200	1,200
Mining claims, net	57,500	57,500

Total Other Assets	58,700	58,700

TOTAL ASSETS	$610,849	$148,593

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES

Accounts payable and accrued expenses	$3,346	$1,080

Total Current Liabilities	3,346	1,080

STOCKHOLDERS’ EQUITY

Preferred stock, 1,000,000 shares authorized at par value $0.001, 675,000 and 0 shares isuued and outstanding, respectively	675	-
Common stock, 499,000,000 shares authorized at par value of $0.001; 74,153,124 and 140,465,000 shares issued and outstanding, respectively	74,153	140,465
Additional paid-in capital	1,276,322	334,685
Stock subscription payable	-	50,000
Other comprehensive loss	59	59
Deficit accumulated during the exploration stage	(743,706)	(377,696)

Total Stockholders’ Equity	607,503	147,513

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$610,849	$148,593

The accompanying notes are an integral part of these financial statements.

LUCKY BOY SILVER, INC.
(FKA Sierra Ventures, Inc.)
(An Exploration Stage Company)
Statements of Operations
(Unaudited)

					From Inception
					on October 19,
	For the Three Months Ended		For the Nine Months Ended		2006 Through
	February 28,		February 28,		February, 28
	2011	2010	2011	2010	2011

REVENUES	$-	$-	$-	$-	$-

OPERATING EXPENSES

Professional fees	279,986	147,162	325,117	149,765	526,303
Exploration of resource property	5,203	-	23,415	-	58,415
Impariment of mining claims	-	-	-	-	57,500
General and administrative expenses	3,311	7,484	17,478	14,509	101,488

Total Operating Expenses	288,500	154,646	366,010	164,274	743,706

LOSS FROM OPERATIONS	(288,500)	(154,646)	(366,010)	(164,274)	(743,706)
PROVISION FOR INCOME TAXES	-	-	-	-	-

NET LOSS	$(288,500)	$(154,646)	$(366,010)	$(164,274)	$(743,706)

BASIC AND DILUTED LOSS PER SHARE	$(0.00)	$(0.00)	$(0.00)	$(0.00)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	94,457,105	136,406,868	126,832,302	134,468,956

The accompanying notes are an integral part of these financial statements

LUCKY BOY SILVER, INC.
(FKA Sierra Ventures, Inc.)
(An Exploration Stage Company)
Statements of Stockholder’s Equity (Deficit)

	Preferred Stock		Common Stock		Additional Paid-in Capital	Stock Subscription Payable	Other Comprehensive Loss	Deficit Accumulated During the Exploration Stage	Total Stockholders’ Equity/(Deficit)
	Shares	Amount	Shares	Amount
Balance, October 19, 2006	-	$-	-	$-	$-	$-	$-	$-	$-

Common shares issued for cash	-	-	103,500,000	103,500	(88,500)	-	-	-	15,000

Currency exchange loss	-	-	-	-	-	-	(2)	-	(2)

Contributed Administrative Support & other services rendered by officers	-	-	-	-	100	-	-	-	100

Net loss for the year ended May 31, 2007	-	-	-	-	-	-	-	(5,816)	(5,816)

Balance, May 31, 2007	-	-	103,500,000	103,500	(88,400)	-	(2)	(5,816)	9,282

Common shares issued for cash	-	-	-	-	-	-	-	-	-

Contributed Administrative Support & other services rendered by officers	-	-	-	-	50	-	-	-	50

Currency exchange gain	-	-	-	-	-	-	61	-	61

Net loss for the year ended May 31, 2008	-	-	-	-	-	-	-	(56,311)	(56,311)

Balance, May 31, 2008	-	-	103,500,000	103,500	(88,350)	-	59	(62,127)	(46,918)

Common shares issued for cash	-	-	30,000,000	30,000	70,000	-	-	-	100,000

Net loss for the year ended May 31, 2009	-	-	-	-	-	-	-	(51,056)	(51,056)

Balance, May 31, 2009	-	-	133,500,000	133,500	(18,350)	-	59	(113,183)	2,026

Capital contribution	-	-	-	-	10,000	-	-	-	10,000

Common stock issued for cash at $0.40 per common share	-	-	6,375,000	6,375	163,625	50,000	-	-	220,000

Common stock issued for services	-	-	440,000	440	119,560	-	-	-	120,000

Common stock issued for mining claims	-	-	150,000	150	59,850	-	-	-	60,000

Net loss for the year ended May 31, 2010	-	-	-	-	-	-	-	(264,513)	(264,513)

Balance, May 31, 2010	-	-	140,465,000	140,465	334,685	50,000	59	(377,696)	147,513

Common stock issued for cash at $0.40 per common share (unaudited)	-	-	125,000	125	49,875	(50,000)	-	-	-

Common stock issued for cash at $0.63 per common share (unaudited)	-	-	356,154	356	224,644	-	-	-	225,000

Common stock issued for cash at $0.85 per common share (unaudited)	-	-	47,060	47	39,953	-	-	-	40,000

Common stock issued for prepaid services at $0.85 per common share (unaudited)	-	-	660,000	660	560,340	-	-	-	561,000

Common stock exchanged for preferred stock (unaudited)	675,000	675	(67,500,000)	(67,500)	66,825	-	-	-	-

Net loss for the nine months ended February 28, 2011 (unaudited)	-	-	-	-	-	-	-	(366,010)	(366,010)

Balance, February 28, 2011(unaudited)	675,000	$675	74,153,124	$74,153	$1,276,322	$-	$59	$(743,706)	$607,503

The accompanying notes are an integral part of these financial statements.

LUCKY BOY SILVER, INC.
(FKA Sierra Ventures, Inc.)
(An Exploration Stage Company)
Statements of Cash Flows
(Unaudited)

			From Inception
			on October 19,
	For the Nine Months Ended		2006 Through
	February 28,		February 28,
	2010	2009	2010

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(366,010)	$(164,274)	$(743,706)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	67	-	67
Contributed services by an officer	-	-	150
Other comprehensive loss	-	-	59
Common stock issued for services	238,844	120,000	358,844
Impairment of mining claims	-	-	57,500
Changes to operating assets and liabilities:
Prepaid expenses	(11,400)	(400)	(11,400)
Deposits	-	(1,200)	(1,200)
Accounts payable	2,266	(3,325)	3,346

Net Cash Used in Operating Activities	(136,233)	(49,199)	(336,340)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of computer equipment	(2,428)	-	(2,428)
Purchase of mining claims	-	(55,000)	(55,000)

Net Cash Used in Operating Activities	(2,428)	(55,000)	(57,428)

CASH FLOWS FROM FINANCING ACTIVITIES
Capital contribution	-	10,000	10,000
Common stock issued for cash	265,000	170,000	600,000

Net Cash Provided by Financing Activities	265,000	180,000	610,000

NET INCREASE IN CASH	126,339	75,801	216,232
CASH AT BEGINNING OF PERIOD	89,893	5,351	-

CASH AT END OF PERIOD	$216,232	$81,152	$216,232

SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION

CASH PAID FOR:
Interest	$-	$-	$-
Income Taxes	-	-	-

NON CASH FINANCING ACTIVITIES:
Exchange of common stock for preferred stock	$67,500	$-	$-
Stock issued for stock subscriptions payable	$50,000	$-	$-
Common stock issued for prepaid expenses	$561,000	$-	$-
Common stock issued for mining claims	$-	$60,000	$60,000

The accompanying notes are an integral part of these financial statements.

LUCKY BOY SILVER, INC.
(FKA Sierra Ventures, Inc.)
(An Exploration Stage Company)
Notes to the Financial Statements

NOTE 1 - CONDENSED FINANCIAL STATEMENTS

The accompanying financial statements have been prepared by the Company without audit.  In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows at February 28, 2011, and for all periods presented herein, have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted.  It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company’s May 31, 2010 audited financial statements.  The results of operations for the periods ended February 28, 2011 and 2010 are not necessarily indicative of the operating results for the full years.

NOTE 2 –GOING CONCERN

The Company’s financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern and no revenues are anticipated until the Company begins extracting and selling gold, and there is no assurance that a commercially viable deposit exists on the mineral claims that the Company has under option. These conditions raise substantial doubt as to the Company’s ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

Management’s plan to support the Company in its operations and to maintain its business strategy is to raise funds through public offerings and to rely on officers and directors to perform essential functions with minimal compensation. If the Company does not raise all of the money it needs from public offerings, it will have to find alternative sources, such as a second public offering, a private placement of securities, or loans from its officers, directors or others. If the Company requires additional cash and can’t raise it, it will either have to suspend operations until the cash is raised, or cease business entirely.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

LUCKY BOY SILVER, INC.
(FKA Sierra Ventures, Inc.)
(An Exploration Stage Company)
Notes to the Financial Statements

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of estimates
In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenues and expenses in the statement of operations. Actual results could differ from those estimates.

Recent Accounting Pronouncements
The Company has evaluated recent accounting pronouncements and their adoption has not had or is not expected to have a material impact on the Company’s financial position, or statements.

Reclassification of Financial Statement Accounts
Certain amounts in the February 28, 2010 financial statements have been reclassified to conform to the presentation in the February 28, 2011 financial statements.

NOTE 4 – MINING CLAIMS

On February 23, 2010 the Company entered into an agreement to purchase 38 unpatented BLM claims and two historic silver mine leases located in Mineral County, Nevada.  As consideration for the purchase, the Company paid $55,000 in cash and issued 150,000 shares at $0.40 for $60,000 for a total purchase price of $115,000 of the Company’s common stock.

During May of 2010 the Company had a preliminary geology study performed to assess the potential reserves of its newly acquired claims.  Based on this report and managements future expectations of additional capital expenditures and future cash flows of the claims, management determined that the carrying value of the claims be impaired to a net book value of $57,500.  This resulted in the Company recognizing a $57,500 impairment charge recorded in operating expenses. The Company tests its mining claims for impairment annually or when circumstances arise that may indicate possible impairment.  As of February 28, 2011 no additional impairment testing has been performed.

NOTE 5 – COMMON STOCK TRANSACTIONS

The Company’s authorized capital consists of 499,000,000 shares of $0.001 par value common stock and 1,000,000 shares of $0.001 preferred shares.  As of May 31, 2010 and February 28, 2011 there were 140,465,000 and 66,653,214 shares issued and outstanding, respectively.

The Company exchanged 67,500,000 common shares for 675,000 preferred shares with 1 to 100 voting and conversion ratio preferred to common shares on January 3, 2011.

LUCKY BOY SILVER, INC.
(FKA Sierra Ventures, Inc.)
(An Exploration Stage Company)
Notes to the Financial Statements

NOTE 5 – COMMON STOCK TRANSACTIONS (Continued)

On December 29, 2010, the Company issued 360,000 common shares to IR International as compensation for consulting services to be rendered from the date of issuance to March 31, 2011.  On the same date the Company issued 300,000 common shares to Wannigan Consulting Corporation for services to be performed from the date of issuance for a twelve month period with automatic renewal for another twelve month period unless notice of termination is received by either party 30 days in advance.  The consulting services have been recorded as a prepaid expense and are being amortized over the life of the contracts.

On December 22, 2010, the Company issued 47,060 common shares for $40,000 cash.

On October 25, 2010 the Company issued 356,154 units consisting of one share of common stock and one warrant for cash at $0.63 per share.  The attached warrants are exercisable for two years from issuance and have an exercise price of $0.85 per share for one year from issuance which increased to $1.05 in the second year.  The Company used the Black-Scholes option pricing model to value the warrants based on the terms of the warrant, a volatility of 350%, risk free rate of 0.37%, and a stock price and issuance of $0.65.  Based on this calculation, the Company determined that the relative fair value of the warrants is $113,148 and allocated this amount of the additional paid-in capital to the warrants.

On May 17, 2010 the Company received a $50,000 payment for 125,000 shares of common stock.  As of May 31, 2010, the Company had not issued these shares and has recognized a stock subscription payable for the $50,000 deposit.  These shares were issued on August 28, 2010.

On March 12, 2010 the Company’s board of directors approved a 15:1 forward stock split.  This change has been retroactively applied to the Company’s statement of stockholder’s equity.

On February 8, 2010 the Company issued 150,000 post-split shares of its Common Stock in exchange for mineral claims.  The fair value of the shares was determined based on the market price of $0.40 per share on the date of issuance.

On January 27, 2010 the Company issued 5,625,000 (375,000 pre-split) shares of its Common Stock for $150,000 cash.

On January 27, 2010 the Company issued 750,000 (50,000 pre-split) shares of its Common Stock for $20,000 cash.

On January 24, 2010 the Company issued 290,000 and 150,000 (10,000 pre-split) shares of its Common Stock to officers of the Company for services provided.  The fair value of the shares was determined based on the market price of $0.40 per share on the date of issuance.  The Company recorded $120,000 of professional fees in conjunction with this issuance.

LUCKY BOY SILVER, INC.
(FKA Sierra Ventures, Inc.)
(An Exploration Stage Company)
Notes to the Financial Statements

NOTE 5 – COMMON STOCK TRANSACTIONS (Continued)

During April and May, 2008, the Company received $41,500 and had a subscription receivable in the amount of $8,500 for 1,000,000 (15,000,000 post-split) common shares at a price of $0.05 per share subscribed for under the Company’s SB-2. In addition, between December, 2007 and May, 2008, the selling shareholders as indicated in the SB-2 offering sold 900,000 (13,500,000 post-split) shares to a total of three new shareholders. All of the 2,900,000 (43,500,000 post-split) shares issued or resold were sold prior to the declaration of an effective date for the Company’s SB-2 registration statement filed on October 05, 2007, under our mistaken assumption that the registration statement had become effective through the passage of time. All of the subscribers have been informed of this situation.

As a result, the Company made a rescission offering to the subscribers and the selling shareholders to refund their monies with interest if so requested under an S-1 Rescission Offering registration statement. These shares of common stock were subject to rescission by the shareholder because of the Company’s failure to comply with securities laws. Rescission rights for individual stockholders vary, based upon the laws of the states in which the stockholders reside. Common stock that is subject to rescission is recorded separately from stockholders’ deficiency in the Company’s balance sheet. As the statute of limitations expire in the respective states, such amounts are reclassified to stockholders’ deficiency.

Accounting Series Release (“ASR”) No. 268 and Emerging Issues Task Force (“EITF”) Topic D-98 require that stock subject to rescission or redemption requirements outside the control of the Company to be classified outside of permanent equity. The exercise of the rescission right is at the holders’ discretion, but exercise of that right may depend in part on the fair value of the Company’s common stock, which is outside of the Company’s and the holders’ control. Consequently, common stock subject to rescission is classified as temporary equity.

On October 31, 2006 the Company received $6,000 from its founder for 6,000,000 (90,000,000 post-split) shares of the Company’s common stock subscribed for at $0.001 on October 31, 2006.

On November 30, 2006 the Company received $9,000 for 900,000 (13,500,000 post-split) shares of the Company’s common stock subscribed for at $0.01 in a private placement dated November 01, 2006.

During April and May, 2008, the Company received $100,000 for 2,000,000 (30,000,000 post-split) shares of the Company’s common stock subscribed for at a price of $0.05 per share through its SB-2 registration statement dated October 11, 2008.

NOTE 6 – RELATED PARTY TRANSACTIONS

The Company issued a total of 6,000,000 (90,000,000 post-split) shares of its restricted common stock to its directors for $6,000 ($0.001 per share) as founder shares.

An officer of the Company advanced $10,000 to the Company in September of 2009 for operating capital. The officer agreed to forgive the repayment of the advance during the period ended May 31, 2010. The funds have been reported as contributed capital.

LUCKY BOY SILVER, INC.
(FKA Sierra Ventures, Inc.)
(An Exploration Stage Company)
Notes to the Financial Statements

NOTE 7 – SUBSEQUENT EVENTS

On March 22, 2011, the corporation pursuant to Wyoming and Nevada law converted from a Wyoming corporation to a Nevada corporation.

In accordance with ASC 855 Company management reviewed all material events through filing of these financial statements and there are no other material subsequent events to report.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following  is an  itemized  statement  of  the  expenses  incurred  in connection with this registration statement and the issuance and distribution of the shares of common stock being registered under this  registration  statement. All such expenses will be paid by the Company.

Securities and Exchange Commission registration	$464
Legal Fees and expenses	$12,000
Accounting, Auditing fees and expenses	$6,500
Transfer agent fees and expenses	$0
Printing, electronic filing and engraving expenses	$1,000

Total	$19,964

All of the above items are estimates.

Item 14. Indemnification of Directors and Officers.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of us is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

●	Article IX of our Bylaws, filed as Exhibit 3.2 to our Registration Statement on Form SB-2 filed on October 12, 2007; and

●	Chapter 78 of the Nevada Revised Statutes (the “NRS”).

Nevada Revised Statutes

Section 78.138 of the Nevada Revised Statute (“NRS”) provides for immunity of directors from monetary liability, except in certain enumerated circumstances, as follows:

“Except as otherwise provided in NRS 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, or unless the Articles of Incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

(a)	his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

(b)	his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.”

Section 78.5702 of the NRS provides as follows:

1.
A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

	(a)	is not liable pursuant to NRS 78.138; or

(b)
acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

2.
A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

	(a)	is not liable pursuant to NRS 78.138; or

	(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors or officers pursuant to the foregoing provisions, we are informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in said Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities

During the past four years, Lucky Boy has sold the following securities which were not registered under the Securities Act:

October 31, 2006

We issued 6,000,000 pre-split (90,000,000 post split) shares of restricted common stock at a price of $0.001 per share through a Section 4(2) exemption to Ian Jackson our founder, officer and director on October 31, 2006 for cash consideration of $6,000.

Mr. Jackson is a sophisticated investor and was in possession of all material information relating to Lucky Boy. Further, no commissions were paid in connection with the sale of the shares and no general solicitation was made.  These shares were subsequently purchased by Kenneth B. Liebscher, our President and CEO. The purchase price of the shares was $200,000, which was paid in cash and by the personal funds of Mr. Liebscher.

November 30, 2006

We issued 900,000 pre-split shares (13,500,000 post-split) of restricted common stock at a price of $0.01 per share through a Rule 504D offering in November, 2006 for cash consideration of $9,000 to four (4) individuals.

Name and Address	Date	Shares	Consideration

Ray Urquhart 155 Tyee Drive, No. 428 Point Roberts, WA 98281	November 14, 2006	250,000	$2,500

Elizabeth O’Connor 174 Gulf Road, No. 34, Point Roberts, WA 98281	November 16, 2006	150,000	$1,500

John McNulty P.O. Box 4370 Seattle, WA 98194	November 14, 2006	200,000	$2,000

Troy Jackson, 1685 H Street, No. 155, Blaine, WA 98230	November 14, 2006	300,000	$3,000

None of the above are deemed to be accredited investors and each was in possession of all material information relating to Lucky Boy. Further, no commissions were paid to anyone in connection with the sale of the shares and no general solicitation was made to anyone. All of the purchasers are known to our directors

We completed the offering pursuant to Regulation D of the Securities Act. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to each purchaser in accordance with Regulation D. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

The issuance of securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) or Rule 504D of the Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. The sales of these securities were made without general solicitation or advertising.

May 31, 2008

We issued 2,000,000 pre-split (30,000,000 post split) shares of unrestricted common stock at a price of $0.05 per share between March 01 and May 31, 2008 for cash consideration of $100,000 to thirty (30) individuals. In addition, four selling shareholders resold 900,000 shares, acquired as outlined above, to four arms length individuals. We sold the shares or acknowledged the resale of the selling shareholder’s shares prior to the declaration of an effective date for our SB-2 registration statement filed on October 11, 2007 under our mistaken assumption that the registration statement had become effective through the passage of time after its filing.

Selling shares prior to the establishment of an effective date can result in potential violations of federal and state securities laws. As a result, these stock issuances and resales may have violated the Securities Act of 1933. Rescission offers for such potential violations are commonly made by companies in these situations and the filing of a registration statement is a normal part of the rescission offer process. We have previously disclosed in our regulatory filings that all of the subscribers had been informed of this situation. As a result, we were prepared to refund part or all associated monies and to cancel part or all associated common shares that could have been tendered for rescission.

On February 27, 2009, we filed an S-1 rescission offering registration statement which became effective on March 5, 2009, and which addressed federal and state securities laws compliance issues by allowing the holders of the shares covered by the rescission offer to rescind the underlying securities transactions and sell those securities back to us or the selling shareholders. In addition, we conducted the offering in order to be able to reduce our contingent liabilities.

The rescission offer process closed on April 24, 2009, with no shares being submitted for rescission. When the rescission offer expired, any person who did not accept the offer received freely tradable stock.

2010

On January 24, 2010 the Company issued 290,000 and 150,000 (10,000 pre-split) shares of its Common Stock to officers of the Company for services provided.  The fair value of the shares was determined based on the market price of $0.40 per share on the date of issuance.  The Company recorded $120,000 of professional fees in conjunction with this issuance.

On January 27, 2010 the Company issued 5,625,000 (375,000 pre-split) shares of its Common Stock for $150,000 cash.

On January 27, 2010 the Company issued 750,000 (50,000 pre-split) shares of its Common Stock for $20,000 cash.

On February 8, 2010 the Company issued 150,000 post-split shares of its Common Stock in exchange for mineral claims.  The fair value of the shares was determined based on the market price of $0.40 per share on the date of issuance.

On March 12, 2010 the Company’s board of directors approved a 15:1 forward stock split.  This change has been retroactively applied to the Company’s statement of stockholder’s equity.

On May 17, 2010 the Company received a $50,000 payment for 125,000 shares of common stock.  As of May 31, 2010, the Company had not issued these shares and has recognized a stock subscription payable for the $50,000 deposit.  These shares were issued on August 28, 2010.

On October 25, 2010 the Company issued 356,154 units consisting of one share of common stock and one warrant for cash at $0.63 per share.  The attached warrants are exercisable for two years from issuance and have an exercise price of $0.85 per share for one year from issuance which increased to $1.05 in the second year.  The Company used the Black-Scholes option pricing model to value the warrants based on the terms of the warrant, a volatility of 350%risk free rate of 0.37%, and a stock price and issuance of $0.65.  Based on this calculation, the Company determined that the relative fair value of the warrants is $113,148 and allocated this amount of the additional paid-in capital to the warrants

On December 15, 2010 the Company issued 47,060 shares of its restricted common stock issued to 20 shareholders subscribed for at a price of $0.85 per share in private placements for $40,000 cash.

All of these shares were issued to accredited investors under the exemption from Section 5 of the Securities Act of 1933 (the “Act”) contained in Section 4(6) of the Act.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit Number	Description

3.1	Amended and Restated Articles of Incorporation (incorporated by reference to an exhibit to our registration statement on Form SB-2 filed on October 12, 2007)

3.2	Bylaws (incorporated by reference to an exhibit to our registration statement on Form SB-2 filed on October 12, 2007)

3.3	Amendment to Articles filed with the WY Secretary of State on February 5, 2010 (incorporated by reference to an exhibit to our current report on Form 8-K/A filed on April 2, 2010)

3.4	Certificate of Name Change filed with the WY Secretary of State on February 5, 2010 (incorporated by reference to an exhibit to our current report on Form 8-K/A filed on April 2, 2010)

3.5	Amendment to Articles filed with the Wyoming Secretary of State on January 24, 2011.

3.6	Filed Articles of Conversion and Corporate Charter issued by the Secretary of State of the State of Nevada filed as an exhibit to our Form 8-K on April 5, 2011

5.1	Legal Opinion of Harold P. Gewerter Esq., Ltd.

Exhibit Number	Description

10.1
Option To Purchase And Royalty Agreement between Lucky Boy Silver Corp. (formerly Sierra Ventures, Inc.) and Jiujiang Gao Feng Mining Industry Limited Company (incorporated by reference to an exhibit to our registration statement on Form SB-2 filed on October 12, 2007)

10.2
First Amendment to Option to Purchase and Royalty Agreement between Lucky Boy Silver Corp. (formerly Sierra Ventures, Inc.) and Jiujiang Gao Feng Mining Industry Limited Company dated May 15, 2009 (incorporated by reference to an exhibit to our annual report on Form 10-K filed on September 8, 2009)

10.3
Escrow Agreement dated November 25, 2008 between Ian Jackson, Lucky Boy Silver Corp. (formerly Sierra Ventures, Inc.) and Harcourt Chan (incorporated by reference to an exhibit to our registration statement on Form S-1/A filed on January 14, 2009)

10.4
First Amendment to Option to Purchase and Royalty Agreement between Lucky Boy Silver Corp. (formerly Sierra Ventures, Inc.) and Jiujiang Gao Feng Mining Industry Limited Company dated May 15, 2009 (incorporated by reference to an exhibit to our annual report on Form 10-K filed on September 8, 2009)

10.5	Form of Private Placement Subscription Agreement (incorporated by reference to an exhibit to our current report on Form 8-K filed on December 31, 2009)

10.6
Letter Agreement dated February 8, 2010 between Ken Liebscher, Monte Cristo Projects LLC and Alan Chambers (incorporated by reference to an exhibit to our current report on Form 8-K filed on March 1, 2010)

10.7	Assignment Agreement dated February 23, 2010 with Ken Liebscher (incorporated by reference to an exhibit to our current report on Form 8-K filed on March 1, 2010)

10.8	Business Consulting Agreement dated December 21, 2009 with Wannigan Consulting Corp. (incorporated by reference to an exhibit to our annual report on Form 10-K filed September 14, 2010.

10.9
Share Issuance Agreement dated October 25, 2010 between Lucky Boy Silver Corp. and Cardinal Capital Holdings Limited (incorporated by reference to an exhibit to our current report on Form 8-K filed October 29, 2010)

14.1	Code of Business Conduct and Ethics & Compliance Program (incorporated by reference to an exhibit to our registration statement on Form SB-2 filed on October 12, 2007)

23.1	Consent of Sadler, Gibb & Associates, L.L.C.
23.2	Consent of Gruber & Company LLC.

23.3	Consent of Harold P. Geweter Esq., Ltd.

99.9
Form 14c authorizing change in Company capitalization from 500,000,000 authorized common shares to 499,000,000 authorized common shares and 1,000,000 authorized preferred shares with conversion and voting rights of 1:100 shares of common stock filed December 27, 2010, incorporated by reference hereto.

         (b)           Financial Statements Schedules—All schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

Item 17. UNDERTAKINGS

The registrant hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)            To include any prospectus required by section 10(a)(3) of the Securities Act;

              (ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

              (iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.           That for the purpose of determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

4.           That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)            Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

              (ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

              (iii)          The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

              (iv)          Any other communication that is an offer in the offering made by the registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blaine, State of Washington, on the 10th day of June, 2011.

LUCKY BOY SILVER CORP.

By:	/s/ Kenneth B. Liebscher
President, Chief Executive Officer and Director

In accordance with the requirements of the Securities Act, this prospectus has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE
/s/ Kenneth B. Liebscher	President, CEO & Director	June 24, 2011
/s/ Dr. Fortunato Villamagna	CFO, Secretary, Director	June 24, 2011

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Articles of Incorporation (incorporated by reference to an exhibit to our registration statement on Form SB-2 filed on October 12, 2007)

3.2	Bylaws (incorporated by reference to an exhibit to our registration statement on Form SB-2 filed on October 12, 2007)

3.3	Amendment to Articles filed with the Wyoming Secretary of State on February 5, 2010 (incorporated by reference to an exhibit to our current report on Form 8-K/A filed on April 2, 2010)

3.4	Certificate of Name Change filed with the Wyoming Secretary of State on February 5, 2010 (incorporated by reference to an exhibit to our current report on Form 8-K/A filed on April 2, 2010)

3.5	Amendment to Articles filed with the Wyoming Secretary of State on January 24, 2011

3.6	Filed Articles of Conversion and Corporate Charter issued by the Secretary of State of the State of Nevada filed as an exhibit to our Form 8-K on April 5, 2011

5.1	Legal Opinion of Harold P. Geweter Esq., Ltd.

10.1
Option To Purchase And Royalty Agreement between Lucky Boy Silver Corp. (formerly Sierra Ventures, Inc.) and Jiujiang Gao Feng Mining Industry Limited Company (incorporated by reference to an exhibit to our registration statement on Form SB-2 filed on October 12, 2007)

10.2
First Amendment to Option to Purchase and Royalty Agreement between Lucky Boy Silver Corp. (formerly Sierra Ventures, Inc.) and Jiujiang Gao Feng Mining Industry Limited Company dated May 15, 2009 (incorporated by reference to an exhibit to our annual report on Form 10-K filed on September 8, 2009)

10.3
Escrow Agreement dated November 25, 2008 between Ian Jackson, Lucky Boy Silver Corp. (formerly Sierra Ventures, Inc.) and Harcourt Chan (incorporated by reference to an exhibit to our registration statement on Form S-1/A filed on January 14, 2009)

10.4
First Amendment to Option to Purchase and Royalty Agreement between Lucky Boy Silver Corp. (formerly Sierra Ventures, Inc.) and Jiujiang Gao Feng Mining Industry Limited Company dated May 15, 2009 (incorporated by reference to an exhibit to our annual report on Form 10-K filed on September 8, 2009)

10.5	Form of Private Placement Subscription Agreement (incorporated by reference to an exhibit to our current report on Form 8-K filed on December 31, 2009)

10.6
Letter Agreement dated February 8, 2010 between Ken Liebscher, Monte Cristo Projects LLC and Alan Chambers (incorporated by reference to an exhibit to our current report on Form 8-K filed on March 1, 2010)

10.7	Assignment Agreement dated February 23, 2010 with Ken Liebscher (incorporated by reference to an exhibit to our current report on Form 8-K filed on March 1, 2010)

10.8	Business Consulting Agreement dated December 21, 2009 with Wannigan Consulting Corp. (incorporated by reference to an exhibit to our annual report on Form 10-K filed September 14, 2010.

Exhibit Number	Description

10.9
Share Issuance Agreement dated October 25, 2010 between Lucky Boy Silver Corp. and Cardinal Capital Holdings Limited (incorporated by reference to an exhibit to our current report on Form 8-K filed October 29, 2010)

14.1	Code of Business Conduct and Ethics & Compliance Program (incorporated by reference to an exhibit to our registration statement on Form SB-2 filed on October 12, 2007)

23.1	Consent of Sadler, Gibb & Associates, L.L.C.
23.2	Consent of Gruber & Company LLC.

23.3	Consent of Harold P. Gewerter Esq., Ltd.

99.9
Form 14c authorizing change in Company capitalization from 500,000,000 authorized common shares to 499,000,000 authorized common shares and 1,000,000 authorized preferred shares with conversion and voting rights of 1:100 shares of common stock filed December 27, 2010, incorporated by reference hereto.